UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ⌧

Filed by a Party other than the Registrant ◻

Check the appropriate box:
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⌧	Definitive Proxy Statement
◻	Definitive Additional Materials
◻	Soliciting Material under §240.14a-12

C&F FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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◻	Fee paid previously with preliminary materials.
◻	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

C&F Financial Corporation
3600 La Grange Parkway
Toano, Virginia 23168

Dear Fellow Shareholders:

You are cordially invited to attend the 2023 Annual Meeting of Shareholders of C&F Financial Corporation, the holding company for Citizens and Farmers Bank.  The meeting will be held on Tuesday, April 18, 2023, at 3:30 p.m. Eastern Time at C&F Financial Corporation, 3600 LaGrange Parkway, Toano, Virginia.  The accompanying Notice and Proxy Statement describe the matters to be presented at the Annual Meeting.  Enclosed is our Annual Report to Shareholders that will be reviewed at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, your vote is important, and we encourage you to vote promptly.  You have a choice of voting your shares by proxy over the Internet, by telephone or by signing, dating and mailing the enclosed proxy card.  Please take the time to vote by proxy now so that your shares are represented at the meeting.  If you decide to attend the Annual Meeting and vote in person, you can revoke your proxy at any time before it is voted at the Annual Meeting (provided that, if you hold your shares through a bank, broker or other holder of record and you wish to vote at the Annual Meeting, you must obtain a legal proxy or broker’s proxy and provide proof of your legal proxy as authority to vote the shares at the Annual Meeting).

We appreciate your continuing loyalty and support of C&F Financial Corporation.

Sincerely,

Larry G. Dillon	Thomas F. Cherry
Executive Chairman	President and Chief Executive Officer

Toano, Virginia

March 10, 2023

C&F FINANCIAL CORPORATION

3600 La Grange Parkway

Toano, Virginia 23168

________________________________________________________________

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS

_________________________________________________________________

TO BE HELD APRIL 18, 2023

The 2023 Annual Meeting of Shareholders of C&F Financial Corporation (the “Corporation”) will be held at C&F Financial Corporation, 3600 LaGrange Parkway, Toano, Virginia, on Tuesday, April 18, 2023, at 3:30 p.m. Eastern Time for the following purposes:

1.	To elect four Class III directors to the Board of Directors of the Corporation to serve until the 2026 Annual Meeting of Shareholders, as described in the Proxy Statement accompanying this Notice.
2.	To approve, in an advisory, non-binding vote, the compensation of the Corporation’s named executive officers disclosed in the Proxy Statement.
3.	To ratify the appointment of Yount, Hyde & Barbour, P.C. as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2023.
4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on February 15, 2023, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

Jason E. Long
Secretary

March 10, 2023

IMPORTANT NOTICE

Your vote is important. You have a choice of voting by proxy over the Internet, by telephone or by signing, dating and mailing the enclosed proxy card.  Please take the time to vote by proxy now so that your shares are represented at the Annual Meeting.

If you decide to attend the Annual Meeting and vote in person, you can revoke your proxy at any time before it is voted at the Annual Meeting (provided that, if you hold your shares through a bank, broker or other holder of record and you wish to vote in person, you must obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting as proof of your authority to vote the shares).

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C&F FINANCIAL CORPORATION

PROXY STATEMENT

2023 ANNUAL MEETING OF SHAREHOLDERS

i

Overview of C&F Financial Corporation

C&F Financial Corporation (the “Corporation”) is a financial institution that has been focused on serving our customers and communities for over 95 years. We employ a diversified business strategy through our three business segments:

●	Community banking segment – Provides retail and commercial banking products and services and full service brokerage offerings throughout eastern and central Virginia,
●	Mortgage banking segment – Originates and sells residential mortgage loans in five states and offers services related to mortgage banking to other mortgage lenders,
●	Consumer finance segment – Engaged in indirect consumer lending, providing financing for automobile, marine and recreational vehicles in 21 states.

Proxy Summary

The 2023 Annual Meeting of Shareholders (the “Annual Meeting”) of the Corporation will be held on Tuesday, April 18, 2023, at 3:30 p.m. Eastern Time at C&F Financial Corporation, 3600 LaGrange Parkway, Toano, Virginia. The approximate mailing date of this Proxy Statement and accompanying proxy is March 10, 2023. The following matters will be considered at the Annual Meeting. Please refer to the information contained in this Proxy Statement related to each of these matters in considering your vote.

Proposal		Recommendation of the Board
ONE	Election of directors	FOR ALL
TWO	Approval of the compensation of the Corporation’s named executive officers (non-binding)	FOR
THREE	Ratification of the appointment of the Corporation’s independent registered public accounting firm	FOR

2022 Financial Results

Net income and earnings per share grew 0.8 percent and 4.3 percent, respectively, for 2022 compared to 2021, and adjusted net income* and adjusted earnings per share* declined 10.1 percent and 7.2 percent, respectively. The Corporation reported return on average equity (“ROE”) and return on average assets (“ROA”) for 2022 of 14.84 percent and 1.27 percent, respectively. Adjusted ROE* and adjusted ROA* for 2022 were 13.64 percent and 1.16 percent, respectively.

* Adjusted net income, adjusted earnings per share, adjusted ROE and adjusted ROA are financial measures that are not consistent with U.S. generally accepted accounting principles (“GAAP”) that are considered by the Corporation as part of its executive compensation program.  Refer to Appendix A for information regarding these non-GAAP financial measures, including a reconciliation to the most directly comparable U.S. GAAP financial measures.

** Measures shown above represent the median ROE and median ROA for the Corporation’s Incentive Compensation Peer Group as determined for each year by the Compensation Committee, as discussed further in the Compensation Discussion and Analysis in this Proxy Statement. The Incentive Compensation Peer Groups used in 2021 and 2020 can be found in Appendix B.

Pay for Performance

The compensation of our executive officers includes incentive compensation and is structured to pay for performance, in order to align our compensation program with the interests of shareholders. In 2022, 47 percent of the total direct compensation of our Chief Executive Officer was incentive compensation, and was based in part on the Corporation’s performance relative to a peer group of 23 other banks.  The results of the performance measures used to determine the amounts of the short-term cash incentive compensation award and the long-term equity incentive compensation award for the Chief Executive Officer for 2022 are shown below. These awards are discussed in further detail in the Compensation Discussion and Analysis.

Short-term cash incentive compensation award	Long-term equity incentive compensation award
Composite ranking of ROA and ROE*	3-year return on tangible common equity (ROTCE)*
11th out of 24 banks	4th out of 24 banks
57th percentile	87th percentile
*

ROA, ROE and ROTCE are performance measures defined by the Compensation Committee for purposes of incentive compensation awards, as further discussed in the Compensation Discussion and Analysis, which begins on page 19.

Our Board of Directors

We believe that our Board of Directors possesses the skills, expertise, character, judgment and other qualities necessary to provide meaningful, independent leadership and oversight of the Corporation’s business operations and strategy.  Each of our directors and director nominees has the requisite skills, qualifications and personal traits sought by the Nominating Committee in a highly qualified director.  Our Board of Directors, including the director nominees, collectively offer a variety of valuable skills and experience, and a diversity of backgrounds and perspectives, as summarized below. Our Board of Directors includes two members of management and eleven independent directors.

Board of Directors Skills and Experience

Community banking experience

Financial expertise

Legal expertise in corporate, lending and real estate law

Real estate brokerage and development

Business management and organizational leadership

Corporate governance

Human resources management

Marketing and advertising expertise

Bank regulatory matters

Risk management

Knowledge of the customers and communities we serve

Composition of Board of Directors

Corporate Responsibility

We are committed to fulfilling our responsibilities to a variety of stakeholders as a community financial institution: our customers, our communities, our employees and our shareholders.  We have identified the following priorities related to our corporate responsibility and have taken steps to advance these priorities through our business and investment decisions:

● Bank On consumer checking account designed to expand access to safe and affordable accounts ● ●

Access to banking and financial products and services

●Offer a consumer checking account with a national Bank On certification, designed to expand access for underbanked consumers
●Offer checking account products with low or no fees
●
Offer mortgage loan products designed to make home ownership more affordable, including mortgage loans insured or guaranteed by various U.S. government agencies
●
Engage with customers, especially in traditionally underserved communities, to provide education related to financial literacy and opportunities to obtain financing for home ownership
●
Provide application materials in Spanish for home mortgage loans for borrowers with limited English proficiency
●
Participate in programs with the Federal Home Loan Bank of Atlanta and federal agencies that offer financing for first time homebuyers

Diversity, equity and inclusion (“DEI”)

●Formed an entity-wide diversity council in 2021, which includes our Chief Executive Officer (“CEO”), to develop a DEI strategy
●Partnered with an external consultant in 2022 to deliver DEI training to corporate leadership and key employees
●Preparing to implement  entity-wide employee training in DEI foundational topics
●Maintain an affirmative action and equal employment opportunity policy

Investing in our communities

●Encourage our employees to participate in service events with partner organizations
●Give our employees up to 16 hours of paid time to volunteer in their communities with organizations of their choice
●Members of our senior management, including our CEO, serve on the boards of various community and civic organizations
●Provide financial support to local organizations in our communities

Employee wellness and development

●Provide on-site access to healthcare services through a clinic for our employees and their dependents
●Offer health-related initiatives for our employees, including free annual preventative care and biometric screenings, incentives for tobacco cessation and events to promote a healthy lifestyle
●Provide education benefits, including tuition reimbursement, student loan repayment and training opportunities

GENERAL INFORMATION

2023 Annual Meeting of Shareholders and Proxy Information

The following information is furnished in connection with the solicitation by and on behalf of the Board of Directors of the Corporation (the “Board”) of the enclosed proxy to be used at the Annual Meeting, to be held Tuesday, April 18, 2023, at 3:30 p.m. Eastern Time at C&F Financial Corporation, 3600 LaGrange Parkway, Toano, Virginia.  You will be able to attend the Annual Meeting, vote your shares and submit your questions in accordance with the rules of conduct for the meeting. The approximate mailing date of this Proxy Statement and accompanying proxy is March 10, 2023.

Additional information regarding the rules and procedures for participating in the Annual Meeting will be provided in our meeting rules of conduct, which shareholders can view on the website provided below.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 18, 2023

The Notice of the 2023 Annual Meeting of Shareholders, this Proxy Statement, form of proxy and the 2022 Annual Report to Shareholders are available on the Internet at the following website:

http://www.astproxyportal.com/ast/08723/

Voting in Person at the Annual Meeting or by Proxy

You will receive multiple printed copies of the Proxy Statement and accompanying proxy if you hold your shares in different ways (such as, joint tenancy, through a trust, in a custodial account, etc.) or in more than one account. You should vote the shares represented by each proxy card you receive to ensure that all of your shares are voted.

Shareholders of record can vote in person at the Annual Meeting or by proxy. There are three ways for shareholders of record to vote by proxy:

●	By Internet – you can vote over the Internet by following the instructions on the proxy card (you will need the control number on the proxy card);
●	By Telephone – you can vote by telephone (toll-free) by following the instructions on the proxy card (you will need the control number on the proxy card); or
●	By Mail – you can vote by mail by signing, dating and mailing the proxy card in the accompanying postage paid envelope.

If you hold your shares through a bank, broker or other holder of record, you will receive voting instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting may also be offered to shareholders owning shares through certain banks and brokers.

If you vote by proxy in time for the Annual Meeting, the individuals named on the proxy card (the “proxies”) will vote your shares in accordance with your instructions.  If you properly submit a proxy without specifying how to vote your shares with respect to a proposal, such proxy will be voted according to the recommendation of the Board.

Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting.

Voting by proxy over the Internet, by telephone or by mailing a proxy card will not affect your right to attend or to vote in person at the Annual Meeting.

If you hold your shares through a bank, broker or other holder of record, and you plan to vote in person at the Annual Meeting, you should contact the holder of record (that is, your bank, broker or other nominee) to obtain a legal proxy or broker’s proxy card and bring it to the meeting as proof of your authority to vote the shares.

Questions During the Annual Meeting

During the Annual Meeting, we intend to answer questions that are pertinent to shareholders generally and the matters to be considered at the meeting, subject to time constraints. We may group and answer together questions that are substantially similar to avoid repetition.

Revocation of Proxies

Submission of a proxy will not affect a shareholder’s right to attend or vote in person at the Annual Meeting.  Any shareholder who has properly submitted a proxy may revoke it by attending the Annual Meeting and voting in person.

If you are a shareholder of record, you may change or revoke your proxy at any time before your shares are voted at the Annual Meeting, by any of the following methods:

●	By submitting a written notice of revocation to the Secretary of the Corporation by the close of business on April 17, 2023;
●	By submitting by the close of business on April 17, 2023 a completed proxy card bearing a later date than any other proxy submitted by you;
●	By Internet by following the Internet voting instructions on the proxy card (you will need the control number on the proxy card) by 11:59 p.m. Eastern Time on April 17, 2023;
●	By telephone by following the telephone voting instructions on the proxy card (you will need the control number on the proxy card) by 11:59 p.m. Eastern Time on April 17, 2023; or
●	By attending the Annual Meeting and voting in person.

The last Internet vote, telephone vote or proxy card vote that you submit in accordance with all instructions, including the timing deadlines set forth above, with respect to the same shares is the one that will be counted.

Directions to Annual Meeting

To obtain directions to attend the Annual Meeting and vote in person, please contact the Secretary of the Corporation at (804) 843-2360.

Voting Rights of Shareholders

Only those common shareholders of record at the close of business on February 15, 2023 are entitled to notice of and to vote at the Annual Meeting, or any adjournments thereof.  The number of shares of Corporation common stock outstanding and entitled to vote at the Annual Meeting is 3,470,377.  The Corporation has no other class of voting stock outstanding.  A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business.

Each share of Corporation common stock entitles the record holder thereof to one vote for each matter to be voted upon at the Annual Meeting.  Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote (including broker non-votes) on a matter will count toward a quorum, but will not be included in determining the number of votes cast with respect to such matter.

With regard to the election of directors, votes may be cast in favor or withheld.  If a quorum is present, the four nominees receiving the greatest number of affirmative votes cast at the Annual Meeting, even if less than a majority, will be elected directors; therefore, votes withheld and broker non-votes will have no effect.

For all other proposals, votes may be cast in favor or against, or shareholders may abstain from voting. Approval of these other proposals (i.e., the non-binding advisory vote to approve executive compensation and the ratification of the appointment of the Corporation’s independent registered public accounting firm) requires an affirmative vote of a majority of the votes cast on the matter.  Thus, although abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum, they generally do not count as votes cast and, therefore, will have no effect for purposes of determining whether such a matter is approved.

Routine and Non-Routine Proposals

Applicable rules determine whether proposals presented at shareholder meetings are routine or non-routine.  If a proposal is routine, a broker or other entity holding shares for an owner in street name generally may vote on the proposal without receiving voting instructions from the owner.  If a proposal is non-routine, the broker or other entity generally may vote on the proposal only if the owner has provided voting instructions.  A “broker non-vote” occurs when a broker or other entity returns a signed proxy card but does not vote shares on a particular proposal because the proposal is not a routine matter and the broker or other entity has not received voting instructions from the beneficial owner of the shares.  The ratification of the appointment of Yount, Hyde & Barbour, P.C. as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2023 is considered a routine matter, while the election of directors and the non-binding advisory vote to approve executive compensation are considered to be non-routine matters.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Corporation.  Solicitations will be made only by the use of the mail, except that officers and regular employees of the Corporation and Citizens and Farmers Bank (the “Bank”) may make solicitations of proxies in person, by telephone or by mail, acting without compensation other than their regular compensation.  We anticipate that brokerage houses and other nominees, custodians and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons, and the Corporation will reimburse them for their reasonable expenses in forwarding these proxy materials to such beneficial owners.  The Corporation engaged D. F. King & Co., Inc. to assist in the solicitation of proxies for the Annual Meeting for a fee of approximately $5,000 plus expenses.

BOARD AND GOVERNANCE MATTERS

PROPOSAL ONE

ELECTION OF DIRECTORS

The Corporation’s Board is divided into three classes (I, II and III) of directors.  The term of office for Class III directors will expire at the Annual Meeting.  Based on the recommendation of the Nominating Committee, each of Dr. Julie Agnew, J.P. Causey Jr., Thomas F. Cherry and George R. Sisson III has been nominated by the Board to serve as Class III directors.  Dr. Julie Agnew resigned from the Board in August 2022 and was reappointed to the Board in January 2023 at the initial recommendation of non-employee directors of the Corporation. If elected, the Class III nominees will serve until the 2026 Annual Meeting of Shareholders.  All director nominees currently serve as directors of the Corporation.

The Corporation’s Board believes that the nominees will be available and able to serve as directors, but if any of these persons should not be available or able to serve, the proxies may exercise discretionary authority to vote for a substitute proposed by the Nominating Committee.

The Board is not aware of any family relationship among any director, director nominee or executive officer; nor is the Board aware of any involvement of any director, director nominee or executive officer, currently or in the past ten years, in any legal proceedings that would be material to an evaluation of the ability or integrity of any director, director nominee or executive officer.  None of the directors or director nominees serves, nor in the past five years has any director or director nominee served, as a director of any other public company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE FOUR NOMINEES NOMINATED TO SERVE AS CLASS III DIRECTORS.

Director Nominees and Directors Continuing to Serve

Certain information concerning the nominees for election at the Annual Meeting as Class III directors is set forth below, as well as certain information about the remaining Class I and II directors who will continue in office until the 2024 and 2025 Annual Meetings of Shareholders, respectively, including the qualifications, skills and experience that the Board believes make the director or director nominee a good fit for service on the Board.  The Board of Directors of the Bank (the “Bank Board”) consists of the thirteen current members of the Corporation’s Board listed below and Bryan E. McKernon, President and CEO of C&F Mortgage Corporation.

Class III Director Nominees—To Serve Until the 2026 Annual Meeting
Name	Principal Occupation During Past Five Years and Qualifications, Skills and Experience

Dr. Julie R. Agnew Director from 2017-2022; reappointed 2023 Age 53

Dr. Agnew is the Richard C. Kraemer Term Professor of Business at William & Mary’s Raymond A. Mason School of Business (“Mason School of Business”).  She is the Faculty Executive Director of the Boehly Center for Excellence in Finance at the Mason School of Business. She is a TIAA Institute Fellow, a member of the Wharton School’s Pension Research Council Advisory Board and a Research Associate for the Center for Retirement Research at Boston College. Prior to pursuing her doctorate, Dr. Agnew worked as an analyst in investment banking for Salomon Brothers in New York City and as an equity research associate for Vector Securities International in Chicago.  Dr. Agnew was first appointed as a member of the Bank Board in June 2016.  Dr. Agnew resigned her positions on the Board and the Bank Board in August 2022 and was reappointed to both boards in January 2023, and during the time between her resignation and reappointment she was briefly employed by Vanguard Investment Group, Inc. Dr. Agnew’s experience enables her to provide significant insights regarding the finances and economic risks of the Corporation.

J. P. Causey Jr.[1] Director since 1984 Age 79

Mr. Causey is a self-employed attorney-at-law. Mr. Causey was Plan Administrator for Canal Corporation, formerly Chesapeake Corporation.  Mr. Causey previously served as executive vice president, secretary and general counsel for Canal Corporation, formerly a Securities and Exchange Commission (“SEC”) registrant, from 2001 to 2011.  Mr. Causey had 27 years of experience with Canal Corporation.  During his time with Canal Corporation, Mr. Causey actively participated in the development of corporate strategy and in evaluating risk.  Mr. Causey also had direct supervisory responsibility for the corporate legal, communications, human resources, business ethics, environmental compliance and internal audit functions.  Mr. Causey played an active part in the drafting and/or review of periodic SEC filings and other corporate communications.  Mr. Causey’s background enables him to provide significant contributions with respect to the Corporation’s overall management, as well as with respect to its compliance obligations.

Thomas F. Cherry Director since 2015 Age 54

Mr. Cherry is the President and Chief Executive Officer of the Corporation and the Bank. Mr. Cherry has worked for the Corporation and the Bank for over 26 years.  He has been Chief Executive Officer since January 1, 2019 and President since December 2014 and was appointed to the Boards of Directors of the Corporation and the Bank in January 2015.  Mr. Cherry also previously served as Secretary from 2002 until 2018 and Chief Financial Officer from 2004 until 2016.  Mr. Cherry is well versed in all business and operational aspects of the Corporation and the Bank and has strong leadership qualities.  In addition to his duties at the Corporation and the Bank, Mr. Cherry has served on several committees of the Virginia Bankers Association.  Mr. Cherry has served in several community organizations in communities served by the Bank.  Prior to joining the Bank, Mr. Cherry worked for Price Waterhouse LLP (prior to its merger with Coopers & Lybrand to create PwC).  All of these experiences provide Mr. Cherry with valuable insights for leading a community bank and serving on the Corporation’s Board.

George R. Sisson III Director since 2020 Age 69

Mr. Sisson served on the board of directors of Peoples Bankshares, Incorporated (“Peoples”) and Peoples Community Bank from 1987 until its acquisition by the Corporation in 2020, and served as chairman of the board of directors beginning in 2005.  As a director and chairman, Mr. Sisson was involved in setting the strategic objectives of Peoples, establishing corporate policies, approving loans, and leading the organization.  Mr. Sisson is currently a real estate agent at Historyland Realty LLC and previously owned and operated Peoples Insurance Agency of Montross from 1976 until he sold it effective January 1, 2020.  His experience as a director and small business owner provides him with leadership skills and other attributes valuable to service as a director.

Class I Directors—Serving Until the 2024 Annual Meeting
Name	Principal Occupation During Past Five Years and Qualifications, Skills and Experience

Larry G. Dillon[1] Director since 1989 Age 70

Mr. Dillon is the Executive Chairman of the Boards of Directors of the Corporation and the Bank. Mr. Dillon has worked for the Corporation and the Bank for over 45 years and has been Chairman since 1998.  He served as Chief Executive Officer from 1989 until December 31, 2018, and as President from 1989 until December 2014.  Prior to becoming President and Chief Executive Officer, Mr. Dillon served in several capacities including Chief Operating Officer and Commercial Lending Officer.  Mr. Dillon is well versed in all business and operational aspects of the Corporation and the Bank and has the strong leadership qualities that are necessary to lead the Board and Corporation as a whole.  In addition to his duties at the Corporation and the Bank, Mr. Dillon has served as president of the Virginia Bankers Association and has served on several committees within that organization.  Mr. Dillon has served as a leader in several community organizations in communities served by the Bank.  Prior to joining the Bank, Mr. Dillon worked for the State Corporation Commission Bureau of Financial Institutions.  All of these experiences provide Mr. Dillon with valuable insights for leading a community bank and serving on the Corporation’s Board.

James H. Hudson III Director since 1997 Age 74

Mr. Hudson is an attorney-at-law for Hudson Law, PLC.  Mr. Hudson has practiced law for over 45 years in the primary footprint of the Bank and previously served as mayor of one of the communities served by the Bank.  Mr. Hudson’s work centers on real estate, both residential and commercial, and includes, among other things, loan workouts, collateralizations and foreclosures.  Mr. Hudson’s experience and insights in these areas allow the Board to have more robust discussions and establish appropriate direction for the Corporation.

C. Elis Olsson Director since 2007 Age 58

Mr. Olsson is retired and was previously employed as vice president and director of operations for Martinair, Inc. (“Martinair”), an aircraft charter and management company.  Mr. Olsson was with Martinair from 2000 to 2022.  Mr. Olsson, as a vice president of Martinair, in addition to his operational duties, had responsibility for the review of financial information of Martinair.  Prior to Martinair, Mr. Olsson worked for a Fortune 500 company where he held numerous roles including regional sales manager and vice president of operations.  He also served on the board of directors for the Fortune 500 company.  Mr. Olsson is actively involved in various community organizations in the markets the Bank serves.  Mr. Olsson’s background brings valuable operational and financial expertise to the Board.

D. Anthony Peay Director since 2019 Age 63

Mr. Peay is a retired CPA and community banker with over 38 years of experience in the banking industry.  Mr. Peay served as the Chief Financial Officer of Union Bankshares Corporation (now Atlantic Union Bankshares Corporation) for 18 years until his promotion to Chief Banking Officer in 2012, a position he held until his retirement in 2017.  During his time with Union Bankshares Corporation, Mr. Peay was a key member of the executive team with responsibility for accounting, financial reporting and investor relations, as well as playing a vital role in the company’s merger and acquisition activity.  Mr. Peay has significant experience with the preparation of SEC filings, including periodic and annual reports and registration statements.  Mr. Peay’s background enables him to provide significant contributions to the Board regarding the financial performance of the Corporation and its compliance requirements as an SEC registrant, as well as overall management and strategic initiatives.

Dr. Jeffery O. Smith Director since 2020 Age 55

Dr. Smith has served for over 31 years in public education as an educator and administrator, including working in eight Virginia public school divisions and serving as the current superintendent of Hampton City Schools in Hampton, Virginia since July 2015. Dr. Smith has also been a leader in many community and civic organizations, which has included serving on the boards of directors of Sentara Healthcare, Smart Beginnings Virginia Peninsula and Virginia Air & Space Center, and on the board of trustees for the Williamsburg Health Foundation. Dr. Smith’s knowledge of complex organizations, business practices and the communities the Corporation serves enables him to provide significant insights concerning the Corporation’s strategic objectives.

Class II Directors—Serving Until the 2025 Annual Meeting
Name	Principal Occupation During Past Five Years and Qualifications, Skills and Experience

Audrey D. Holmes Director since 2007 Age 65

Ms. Holmes owns and operates her own legal practice, Audrey D. Holmes, Attorney-at-Law.  Ms. Holmes conducts business in communities served by the Bank.  Ms. Holmes’ business experience as a sole practitioner is enhanced by her participation in a number of professional, civic and religious organizations.  As a small business owner and through her community involvement, Ms. Holmes understands many of the challenges faced by the Bank’s customers.

Elizabeth R. Kelley Director since 2017 Age 62

Ms. Kelley is managing director and co-owner of Blue Heron Management LLC, a business and management consulting and advisory firm and co-owner of Divin’ Off the Dock, Inc. a retail business located in West Point.  Prior to becoming a consultant and small business owner, Ms. Kelley served as president and chief operating officer of The Martin Agency (“Martin”), an international full-service advertising agency headquartered in Richmond, Virginia, until April 2018. During her tenure at Martin, she worked in a variety of roles including in account management, creative and human resources. She became a partner in 2005, assumed the role of chief operating officer in 2011, and was named president of the agency in 2016. Ms. Kelley previously served on the Hampden-Sydney College board of trustees, and is a member of the West Point Chamber of Commerce.  Ms. Kelley has served as a member of the Bank Board since June 2016.  Ms. Kelley’s diverse experience in business and strategy, including with a company that specializes in, among other things, advertising, strategic planning, and building the relationship between brand and consumers, brings valuable expertise to the Board.

James T. Napier Director since 2016 Age 70

Mr. Napier is the chairman and senior executive officer of Napier Realtors ERA headquartered in Chesterfield County, Virginia, with branch offices serving Powhatan County, Henrico County, the City of Richmond and the tri-cities area.  Mr. Napier served as president of the firm from 1991 until January 2023 and has been involved in the real estate business since 1976. Mr. Napier served on the board of directors of Central Virginia Bankshares, Inc. from 1997 until its acquisition by the Corporation in 2013.  Since that time, Mr. Napier has served as a member of the Bank Board.  Mr. Napier’s experience in real estate, his experience as the president of a real estate company and his years of experience on the board of a community bank provide him with leadership skills and other attributes valuable to service as a director.

Paul C. Robinson Director since 2000 Age 65

Mr. Robinson is the president of Francisco, Robinson and Associates, Inc., a real estate brokerage firm.  Mr. Robinson has gained practical business experience through over 44 years in the real estate business, including over 29 years as a firm owner/principal broker.  In addition, Mr. Robinson previously served as an elected member of the Board of Supervisors for New Kent County, and has represented New Kent County, Virginia, on multi-jurisdictional boards in the greater Richmond region.  Through his experiences in business and government services, Mr. Robinson has developed relevant financial, accounting and compliance knowledge.  In addition, Mr. Robinson’s past experience as an elected public official provides insight into the workings of local government, issues facing constituents, many of whom reside in the Bank’s banking footprint, and how to effectively manage input from numerous stakeholders to make the most appropriate decisions.

1	If prior to 1994, refers to the year the director joined the Bank Board, prior to the Corporation’s becoming the holding company for the Bank.

Composition of the Board

The Nominating Committee seeks a diverse group of candidates who possess the background, skills and expertise to make significant contributions to the Board, the Corporation and its shareholders.  The Board believes that it is better able to fulfill its responsibility to shareholders when it benefits from a variety of experiences, backgrounds and perspectives.  Consideration is given to assuring that the Board, as a whole, adequately reflects the diversity of our constituencies and the communities in which we conduct our business. The following table contains certain demographic information about the Board.

Board Diversity Matrix (As of March 10, 2023)
Total Number of Directors	13
	Female	Male
Part I: Gender Identity
Directors	3	10
Part II: Demographic Background
African American or Black	-	1
Alaskan Native or Native American	1	-
White	2	9
Board Diversity Matrix (As of March 11, 2022)
Total Number of Directors	13
	Female	Male
Part I: Gender Identity
Directors	3	10
Part II: Demographic Background
African American or Black	-	1
Alaskan Native or Native American	1	-
White	2	9

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition.  However, minimum qualifications include high level leadership experience in business activities, breadth of knowledge about issues affecting the Corporation and time available for meetings and consultation on Corporation matters.  Further, all director nominees must possess the aptitude or experience to understand fully the legal responsibilities of a director and the governance processes of a public company, as well as the personal qualities to be able to make an active and substantial contribution to Board deliberations, including, but not limited to, intelligence and wisdom, self-assuredness, interpersonal and communication skills, courage and inquisitiveness.  Consideration will also be given to financial management, reporting and control expertise or other experiences that would qualify the individual as an “audit committee financial expert” under established standards.

The Board has concluded that each director and director nominee possesses the personal traits described above.  In considering the directors’ and the director nominees’ individual experience, qualifications, attributes and skills, the Board has concluded that the appropriate experience, qualifications, attributes and skills are represented for the Board as a whole and for each of the Board’s committees.  In addition, each director and director nominee possesses characteristics that led the Board to conclude that such person should serve as a director.  The specific experience, qualifications, attributes and skills that the Board believes each director and director nominee possesses are discussed in the tables beginning on page 8.

Board Leadership Structure and Risk Oversight

Prior to January 1, 2019, the Corporation operated using the traditional U.S. board leadership structure, under which our CEO also served as Chairman of the Board.  Upon the appointment of Mr. Cherry as CEO, effective January 1, 2019, the Board decided to separate the roles of CEO and Chairman of the Board. Mr.

Dillon, who served as CEO and Chairman of the Board prior to January 1, 2019, has continued to serve in the role of Chairman based on the Board’s determination that the Corporation benefits from such continuity and from Mr. Dillon’s decades of experience in management and on the Board of the Corporation and the Bank.

Mr. Olsson serves as the Board’s lead independent director and chair of the Nominating Committee.  Mr. Olsson presides over executive sessions of the Board and meetings of the Nominating Committee, each of which are attended solely by independent directors.  Mr. Olsson also refers to the appropriate Board committee any issue brought to his attention by shareholders, directors and others.  Mr. Olsson is the primary communicator between the independent directors and the CEO, although individual Board members may communicate directly with the CEO and vice versa and may freely discuss their views with other Board members at any time.

The Corporation believes that its leadership structure allows the directors to provide effective oversight of its risk management function.  The Audit Committee oversees the accounting and financial reporting processes of the Corporation, as well as legal and compliance matters and risk management.  As described in the Audit Committee Charter, the Board has delegated to the Audit Committee the responsibility of overseeing the internal controls of the Corporation along with its compliance with legal and regulatory requirements. On at least a quarterly basis, the Corporation’s Chief Risk Officer and Director of Internal Audit provide a comprehensive report to the Audit Committee regarding the Corporation’s key risks, including operational, financial, credit quality, cyber and other risks. While the Audit Committee has primary responsibility for overseeing risk management, our entire Board is actively involved in overseeing this function for the Corporation. On a routine basis, the Board receives reports from the Audit Committee Chair and discusses risks that the Corporation is facing. The Audit Committee and the full Board also engage in periodic discussions with the President and CEO, Chief Financial Officer (“CFO”), Chief Risk Officer, Chief Information Officer and other corporate officers as the Committee or Board may deem appropriate. The Board and management of the Corporation are actively engaged in particular in managing and responding to the growing risks posed by cybersecurity threats. Our information security program includes ongoing monitoring of our networks, incident response capabilities, formal security awareness training for all employees, and regular review of threat evolution and industry trends, and the Board receives regular reporting from management on these efforts as part of its oversight of cyber risk management. In addition to the roles performed by the Audit Committee and the Board, the Compensation Committee considers the risks that may arise through our compensation programs.  The Compensation Committee Chair also reports to the Board on a routine basis.  The Corporation believes that its leadership structure promotes effective Board oversight of risk management, because Board committees comprised solely of independent directors actively monitor the Corporation’s risk management, and are provided with the information necessary to evaluate the specific risks relevant to each committee’s areas of accountability.

As described below, on an annual basis, the Nominating Committee evaluates our Board leadership structure to ensure that it remains the optimal structure for our Corporation and our shareholders.

Director Independence

The Board has determined that all non-employee directors, who comprise a majority of the Corporation’s Board, satisfy the independence requirements of the NASDAQ Stock Market (“NASDAQ”) listing standards.  The Board has affirmatively determined that directors Agnew, Causey, Holmes, Hudson, Kelley, Napier, Olsson, Peay, Robinson, Smith, and Sisson are, and during 2022 were, independent within the meaning of the NASDAQ listing standards.  In conjunction with this determination, the Board considered the Corporation’s relationship with Mr. Hudson.  The firm of Hudson Law, PLC, of which Mr. Hudson is a member, was retained to perform legal services for the Corporation during fiscal years 2020, 2021 and 2022, for fees of approximately $81,000, $79,000 and $87,000, respectively, and continues to provide such services in 2023.  The Board determined that the relationship did not interfere with Mr. Hudson’s ability to exercise independent judgment as a director of the Corporation.  During 2022, the Board held three regularly-scheduled executive session meetings attended solely by its independent directors.

Board Evaluation Process

The Board believes in a robust self-evaluation process.  Each year, all members of the Board complete a detailed questionnaire regarding the Board’s performance and Board governance and processes.  In connection with the evaluation process, the qualifications and performance of all Board members are reviewed prior to their re-nomination to the Board.  Annually, the Audit Committee, Compensation Committee and Nominating Committee each conducts a self-evaluation of its performance and procedures, including the adequacy of its charter, and reports the results to the Board.

Board Committees and Attendance

During 2022, there were 13 meetings of the Board.  Each director attended at least 75 percent of all meetings of the Board and Board committees on which he or she served.

The Corporation has not adopted a formal policy on Board members’ attendance at its annual meeting of shareholders, although all Board members are encouraged to attend and historically most have done so.  All Board members attended the Corporation’s 2022 Annual Meeting of Shareholders.

The Board has three standing committees, which are the Audit, Compensation and Nominating Committees.  Each of these committees is comprised solely of independent directors.  The duties of the committees are set forth in their respective committee charters.  Each of the committee chairs is responsible for directing the work of the committee in fulfilling its responsibilities.  In addition to these standing committees, all of the directors participate in the Corporation’s annual strategic planning process.

The following table sets forth the current committee membership of the Board.

Director	Board Committees
	Audit[1]	Compensation[1]	Nominating[1]
Julie R. Agnew	X		X
J.P. Causey Jr.	X	X	X
Thomas F. Cherry
Larry G. Dillon
Audrey D. Holmes			X
James H. Hudson III		X	X
Elizabeth R. Kelley		Chair	X
James T. Napier	X		X
C. Elis Olsson	X	X	Chair[3]
D. Anthony Peay	Chair[2]		X
Paul C. Robinson	X		X
George R. Sisson III			X
Jeffery O. Smith		X	X
Meetings during 2022	12	4	3

1    All members of the Audit, Compensation, and Nominating Committees are, and during 2022 were, non-employee directors and are, and during 2022 were, independent for such purpose according to NASDAQ listing standards and SEC regulations.

2    Mr. Peay qualifies as an “audit committee financial expert” under SEC regulations.

[3]	In addition to his role as Chair of the Nominating Committee, Mr. Olsson serves as the Board’s lead independent director.

Audit Committee

The Audit Committee engages the Corporation’s independent registered public accounting firm, approves the scope of the independent registered public accounting firm’s audit, reviews the reports of examination by the regulatory agencies, the independent registered public accounting firm and the internal auditor, and regularly provides updates to the Board as to the Audit Committee’s activities.  The Board has adopted a charter for the Audit Committee which is posted on the Corporation’s website at www.cffc.com under “Investor Relations/Corporate Overview/Corporate Governance.”  See “Audit Committee Report” on pages 56 and 57.

Compensation Committee

The Compensation Committee recommends the level of compensation to be paid to the directors of the Corporation and the Bank, executive officers of the Corporation and certain key officers of the Bank and its subsidiaries, administers all incentive and equity compensation plans for the benefit of such officers, directors and employees and consultants eligible to participate in such plans, and regularly provides updates to the Board as to the Compensation Committee’s activities.  The Compensation Committee also oversees the Corporation’s management resources, including succession planning and management development activities.  The Board has adopted a charter for the Compensation Committee which is posted on the Corporation’s website at www.cffc.com under “Investor Relations/Corporate Overview/Corporate Governance.”  See “Compensation Committee Report” on page 41.

Nominating Committee

The Nominating Committee’s primary responsibility is to identify individuals who have the desired experience, qualifications, attributes and/or skills to serve on the Board and to recommend to the Board for selection, candidates for all directorships to be filled by the Board or by the Corporation’s shareholders. As noted above, the Nominating Committee considers diversity in its evaluation of candidates for Board membership, seeking to ensure that the Board is diverse and consists of individuals with various and relevant career experience and backgrounds. The Board has adopted a charter for the Nominating Committee which is posted on the Corporation’s website at www.cffc.com under “Investor Relations/Corporate Overview/Corporate Governance.”

While there are no formal procedures for shareholders to submit director recommendations, the Nominating Committee will consider candidates recommended by shareholders in writing.  Such written submissions should include the name, address and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director.  All such shareholder recommendations should be submitted to the attention of the Corporation’s Secretary, 3600 La Grange Parkway, Toano, Virginia 23168, and must be received no later than January 1, 2024 in order to be considered by the Nominating Committee for the annual election of directors in 2024.  Any candidates recommended by a shareholder will be reviewed and considered in the same manner as all other director candidates considered by the Nominating Committee.

The Nominating Committee evaluates potential nominees, whether proposed by shareholders or otherwise, by reviewing their qualifications, reviewing results of personal and reference interviews and reviewing other relevant information.  Candidates whose evaluations are favorable are then chosen by majority vote of the Nominating Committee to be recommended for nomination by the full Board.  The full Board then selects and nominates candidates for election as directors by the shareholders at the Annual Meeting.  The Nominating Committee follows the same process to identify new candidates for recommendation to the full Board in the event of a vacancy on the Board.  No director is eligible to serve on the Board after the Annual Meeting following his or her 75th birthday.  This provision does not apply to any person serving as a director of the Bank on December 31, 1984.

In accordance with the Corporation’s bylaws, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as director(s) at an Annual Meeting, if the shareholder gives written notice of his or her intent to make such nomination.  A shareholder nomination must include the nominee’s written consent to serve as a director of the Corporation if elected; sufficient background information with respect to the nominee including, but not limited to, the nominee’s name and address, the amount and nature of the nominee’s beneficial ownership of the Corporation’s securities, his or her principal occupation for the past five years, his or her age, and a discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that the nominee should serve as director; sufficient identification of the nominating shareholder, including the shareholder’s name and address; a description of any arrangements or understandings between the shareholder and the nominee pursuant to which the nomination is to be made by the shareholder; and a representation by the shareholder that he or she is the owner of stock of the Corporation entitled to vote at the Annual Meeting and that he or she intends to appear at the Annual Meeting (in person or by proxy) to nominate the individual specified in the notice.  No such nomination was made for the annual election of directors in 2023. Nominations must be received by the Corporation’s Secretary at the Corporation’s principal office in Toano, Virginia, no later than February 9, 2024 for the annual election of directors in 2024.  These requirements are more fully described in Article III, Section 16 of the Corporation’s bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Corporation’s Secretary.

In addition to satisfying the foregoing requirements under the Corporation’s bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies for the annual election of directors in 2024 in support of director nominees other than the Corporation’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 18, 2024.

Director Compensation

The following table provides compensation information for the year ended December 31, 2022 for each non-employee director of the Board.

Director Compensation for 2022

	Fees
	Earned or
	Paid in	Stock	All Other
	Cash[2]	Awards[3]	Compensation[4]	Total
Name[1]	($)	($)	($)	($)
Julie R. Agnew	22,895	95,709	1,724	120,328
J. P. Causey Jr.	35,485	24,269	2,335	62,089
Audrey D. Holmes	26,900	24,269	2,335	53,504
James H. Hudson III	27,940	24,269	2,335	54,544
Elizabeth R. Kelley	33,295	24,269	2,335	59,899
James T. Napier	31,860	24,269	2,335	58,464
C. Elis Olsson	39,860	24,269	2,335	66,464
D. Anthony Peay	40,472	24,269	2,165	66,906
Paul C. Robinson	33,620	24,269	2,335	60,224
George R. Sisson III	26,900	24,269	2,165	53,334
Jeffery O. Smith	27,380	24,269	1,477	53,126
1	Mr. Dillon, the Corporation’s Executive Chairman of the Board, and Mr. Cherry, the Corporation’s President and CEO, are not included in this table. Both are employees of the Corporation and thus receive no compensation for service as a director. The compensation received by Messrs. Dillon and Cherry as employees of the Corporation is shown in the Summary Compensation Table on page 42.
2	Includes any fees deferred pursuant to the Corporation’s Non-Qualified Deferred Compensation Plan for Directors. Under the plan, each director may elect to defer any or all of his or her fees. Deferral elections are made in December of each year for amounts to be earned in the following year.

3	Reflects the grant date fair value of the restricted stock award granted to each non-employee director on February 15, 2022 under the C&F Financial Corporation 2013 Stock and Incentive Compensation Plan, calculated in accordance with FASB Accounting Standards Codification Topic 718 (“ASC Topic 718”), based on the closing price of the Corporation’s stock on the date of grant. Also includes $71,440 for Dr. Agnew representing the incremental fair value under ASC Topic 718 related to the modification of restricted stock awards to provide for accelerated vesting of 1,455 shares of restricted stock upon her resignation from the Board effective August 16, 2022. Dr. Agnew was reappointed to the Board in January 2023. As of December 31, 2022, each director except for Drs. Agnew and Smith had 1,455 shares of unvested restricted stock awards outstanding. Dr. Agnew had no shares of unvested restricted stock awards outstanding, and Dr. Smith had 1,030 shares of unvested restricted stock awards outstanding.
4	The amounts represent nonforfeitable dividends paid on unvested restricted stock awards pursuant to the 2013 Stock and Incentive Compensation Plan.

The Compensation Committee, appointed by the Board, annually reviews and evaluates the compensation of the Board, including the appropriate mix of cash and equity compensation.  The Compensation Committee recommends changes in compensation to the Board for approval.  In June 2021, the Compensation Committee engaged Pearl Meyer & Partners LLC (“Pearl Meyer”), an independent compensation consultant, to update the review of director compensation that was performed in June 2019.  The peer group used for the director compensation review was the same peer group used for the 2021 review of President and CEO and CFO compensation, which is described on page 24 under “Compensation Benchmarking and Peer Group Analysis.”  The review found that total director compensation, which includes cash and equity, was at the 67th percentile of the peer group.  The cash component of director compensation was at the 61st percentile of the peer group.  In addition, the review found that the total board cost was at the 76th percentile.  As a result of this review, upon the recommendation of the Compensation Committee, the Board approved certain increases to the Board’s compensation, effective January 1, 2022 and January 1, 2023, as discussed further below.

During 2022, non-employee members of the Corporation’s Board each received an annual retainer of $12,500.  In addition, Mr. Causey, as Chair of the Corporation’s Compensation Committee prior to April 2022, received an additional retainer of $1,385, Ms. Kelley, as Chair of the Corporation’s Compensation Committee beginning in April 2022, received an additional retainer of $4,155, Mr. Peay, as Chair of the Corporation’s Audit Committee, received an additional annual retainer of $6,852 and Mr. Olsson, as Chair of the Nominating Committee, received an additional annual retainer of $4,000.  The retainers are payable in quarterly installments.  Each non-employee member of the Corporation’s Board also earned a single fee of $1,200 for attendance at monthly Board, Bank Board, Bank subsidiary board, and Nominating Committee meetings, as applicable.  Additionally, each member of the Audit or Compensation Committee earned a fee of $560 for attendance at each meeting of the Audit or Compensation Committee.

In addition to cash compensation, non-employee members of the Board were eligible to participate in the 2013 Stock and Incentive Compensation Plan.  Under the 2013 Stock and Incentive Compensation Plan, directors were eligible to receive awards of restricted stock units, stock options, stock appreciation rights, restricted stock and other stock-based awards.  On February 15, 2022, each non-employee director was granted 480 shares of restricted stock, and the fair value of the restricted stock on the grant date was $50.56 per share.  Subject to accelerated vesting under certain circumstances, these shares of restricted stock vest in their entirety on the date of the 2023 Annual Meeting of Shareholders. Under the 2022 Stock and Incentive Compensation Plan, which was approved by shareholders at the 2022 Annual Meeting of Shareholders and became effective on April 19, 2022, directors are eligible to receive similar awards.

Compensation of the non-employee members of the Board for 2023 remains generally the same as it was in 2022, except that the annual retainer for board service increased to $13,125 from $12,500, the annual retainer for the Chair of the Audit Committee increased to $7,200 from $6,852, the annual retainer for the Chair of the Compensation Committee increased to $5,800 from $5,540, the annual retainer for the Chair of the Nominating Committee increased to $4,200 from $4,000, the monthly attendance fee for Board, Bank Board, Bank subsidiary board and Nominating Committee meetings increased to $1,260 from $1,200, and the attendance fee for Audit or Compensation Committee meetings increased to $600 from $560 per meeting.

 Holding Period/Stock Ownership Guidelines. Once restricted stock awards vest, non-employee members of the Board may not sell more than 50 percent of the award until a minimum level of stock ownership is achieved.  Each non-employee director is required to own shares of the Corporation’s stock having an aggregate value at least equal to three times the amount of the annual Board of Directors retainer paid for regular service on the Board. At January 2, 2023, each non-employee director held an amount of the Corporation’s stock (including restricted stock) that exceeded the minimum level of stock ownership.

Shareholder Communications with the Board

The Corporation provides a process for shareholders to send communications to the Board.  Shareholders who wish to contact the Board or any of its members may do so by addressing their written correspondence to C&F Financial Corporation, Board of Directors, c/o Secretary, 3600 La Grange Parkway, Toano, Virginia 23168.  Correspondence directed to an individual Board member will be referred, unopened, to that member.  Correspondence not directed to a particular Board member will be referred, unopened, to the Chairman of the Board.

EXECUTIVE COMPENSATION

PROPOSAL TWO

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As part of implementing the “say-on-pay” requirements of Section 14A of the Exchange Act, the SEC requires an advisory, non-binding shareholder vote to approve the compensation of the named executive officers disclosed in this Proxy Statement. Such a proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not to endorse the Corporation’s executive pay program.  Accordingly, our shareholders are hereby given the opportunity to cast an advisory vote on the Corporation’s executive compensation as described below in this Proxy Statement under the heading “Compensation Discussion and Analysis” and the tabular disclosure of named executive officer compensation and the related material.

The Corporation has in place comprehensive executive compensation plans.  This Proxy Statement fully and fairly discloses all material information regarding the compensation of the Corporation’s named executive officers, so that shareholders can evaluate the Corporation’s approach to compensating its executives.  The Corporation believes that its executive compensation is competitive, is focused on pay for performance principles, is strongly aligned with the long-term interests of our shareholders and is necessary to attract and retain experienced, highly qualified executives critical to the Corporation’s long-term success and the enhancement of shareholder value within the Corporation’s risk profile.  The Board believes the Corporation’s executive compensation achieves these objectives, and, therefore, unanimously recommends that shareholders vote “for” the proposal.

Because this vote is advisory, it will not be binding on the Board and will not be construed as overruling any decision made by the Board. The Compensation Committee and the Board will take into account the outcome of this advisory vote when considering future executive compensation arrangements, but they are not required to do so.

The Corporation anticipates that the next “say-on-pay” vote will occur at the 2024 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THIS PROPOSAL TO PROVIDE ADVISORY, NON-BINDING APPROVAL OF THE COMPENSATION OF THE CORPORATION’S NAMED EXECUTIVE OFFICERS.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board (for purposes of this discussion, the “Committee”) has responsibility for establishing, implementing and continually monitoring adherence to the Corporation’s compensation philosophy. This discussion provides a description of the Corporation’s compensation of its named executive officers (also referred to as “NEOs”), listed below, including the philosophy, objectives, process and rationale for making decisions about compensation and specific decisions made related to the compensation of these NEOs during 2022.

Name	Title as of December 31, 2022
Thomas F. Cherry	President and Chief Executive Officer
Jason E. Long	Executive Vice President, Chief Financial Officer and Secretary
Larry G. Dillon	Executive Chairman of the Board
Bryan E. McKernon	President and Chief Executive Officer of C&F Mortgage Corporation
S. Dustin Crone	President and Chief Executive Officer of C&F Finance Company

Executive Summary

Performance Highlights.

(Dollars in thousands, except for per share data)	Year Ended December 31,
	2022	2021	2020
Net income	$29,369	$29,123	$22,424
Adjusted net income[1]	$26,990	$30,011	$22,431

Earnings per share - basic and diluted	$8.29	$7.95	$6.06
Adjusted earnings per share - basic and diluted[1]	$7.61	$8.20	$6.06

Return on average equity	14.84%	14.77%	12.54%
Adjusted return on average equity[1]	13.64%	15.22%	12.54%
Return on average assets	1.27%	1.34%	1.14%
Adjusted return on average assets[1]	1.16%	1.38%	1.14%
Return on average tangible common equity[1]	17.31%	17.15%	14.91%
Adjusted return on average tangible common equity[1]	15.92%	17.68%	14.91%
[1]

Adjusted net income, adjusted earnings per share, adjusted ROE, adjusted ROA, ROTCE and adjusted ROTCE are financial measures that are not consistent with U.S. GAAP that are considered by the Corporation as part of its executive compensation program.  Refer to Appendix A  for information regarding these non-GAAP financial measures, including a reconciliation to the most directly comparable U.S. GAAP financial measures.

Additional highlights of the Corporation’s performance in 2022 are as follows:

●	Consolidated net income increased 0.8 percent, and adjusted net income decreased 10.1 percent for 2022 compared to 2021. Segment net income increased at the community banking segment and decreased at the mortgage banking and consumer finance segments.
●	Average total loans at the community banking segment for 2022 increased by 9.9 percent compared to 2021, excluding the effects of loans originated under the Paycheck Protection Program;
●	Average total loans at the consumer finance segment for 2022 increased by 29.0 percent compared to 2021, and the consumer finance segment experienced net charge-offs of 0.59 percent of average loans in 2022, compared to net recoveries of 0.14 percent in 2021; and
●	Mortgage banking segment loan originations decreased 52.2 percent compared to 2021.

Compensation Highlights. The Committee makes decisions about executive compensation with the objective of aligning the interests of executives with the interests of shareholders by rewarding achievement with a balance of short-term and long-term incentives.  The Committee primarily focuses its decisions about executive compensation on total direct compensation, which comprises base salary, short-term cash incentive compensation, and long-term equity incentive compensation.

* “Average of Other NEOs” as shown above excludes Mr. McKernon, whose short-term cash incentive compensation is based directly on income before taxes of C&F Mortgage Corporation (“C&F Mortgage”) and represented 44 percent of his 2022 total direct compensation. His base salary and long-term equity incentive compensation represented 46 percent and 10 percent, respectively, of his 2022 total direct compensation.

Total direct compensation as shown above reflects the Committee’s decisions about compensation based on performance for the years indicated.  As such, restricted stock grants are included in the year of the performance used in determining the amount of the grant and are shown based on the dollar value of the actual award approved by the Committee.  This differs from the Summary Compensation Table on page 42, which includes restricted stock grants in the year in which they are granted based on the grant date closing stock price, which is not always the same as the dollar value of the actual award approved by the Committee. Total direct compensation above for 2022 and 2021 includes restricted stock granted in 2023 based on 2022 performance and restricted stock granted in 2022 based on 2021 performance, respectively, whereas the Summary Compensation Table includes in 2022 and 2021 restricted stock granted in 2022, which was awarded by the Committee based on 2021 performance, and restricted stock granted in 2021, which was awarded by the Committee based on 2020 performance, respectively. Total direct compensation as shown above also excludes perquisites such as personal use of Corporation-owned automobiles and matching charitable contributions and excludes indirect compensation such as compensation related to dividends on unvested stock awards, defined contribution plans or defined benefit plans, whether amounts are accrued or distributed in the current year. Refer to the Summary Compensation Table for further details.

Short-Term Cash Incentive. Based on the Corporation’s adjusted ROA and ROE in 2022 compared to the 2022 Incentive Compensation Peer Group (as defined below), the Committee awarded Mr. Cherry a short-term cash incentive compensation award of $213,652, or 41 percent of his annual base salary, and awarded Mr. Long a short-term cash incentive compensation award of $86,283, or 32 percent of his annual base salary. The Committee awarded short-term cash incentive compensation awards to Messrs. Dillon, McKernon and Crone of $50,000, $228,944 and $160,000, respectively.  The award granted to Mr. Dillon was based on an evaluation of his individual involvement and performance in matters of corporate strategy and governance.  The award granted to Mr. McKernon was determined pursuant to his employment agreement, and was calculated as a percentage of the income before taxes of C&F Mortgage.  The award granted to Mr. Crone was based on the performance of C&F Finance Company (“C&F Finance”) and achievement of strategic objectives.  The Committee also awarded an additional discretionary bonus of $13,717 to Mr. Long for achievement of certain strategic priorities during 2022. See pages 27 to 30 for further details on the 2022 short-term cash incentive compensation awards.

Long-Term Equity Incentive. For each NEO except Mr. Dillon, the long-term equity incentive compensation award was in the form of restricted stock, which included an annual component and a performance component and was subject to graded vesting over a period of three years from the date of grant, with one third of the award vesting after each year, with earlier vesting on the later of the date the executive attains age 65 or one year from the grant date for an executive attaining age 65 during the vesting period.  The annual component of the restricted stock award is fixed as a percentage of base salary for each NEO.  The amount of the performance component was determined by reference to the Corporation’s three-year return on tangible common equity, as defined by the Committee (“ROTCE”), for the three-year period ending September 30, 2022 compared to the 2022 Incentive Compensation Peer Group (as defined below) and, in the case of Messrs. McKernon and Crone, on their respective business unit performance. The portion of the 2022 long-term equity incentive compensation award granted to each NEO that was attributable to corporate performance was based on 150 percent of the target award value for that component.  Based on the performance of the Corporation in 2022 and the incentive-based compensation awards established by the Committee, the Committee could have awarded Messrs. Cherry and Long long-term equity incentive compensation awards of up to 56 percent and 44 percent of their respective annual base salaries.  Messrs. Cherry and Long each recommended to the Committee that their awards be less than that amount, and the Committee ultimately awarded long-term equity incentive compensation awards to Mr. Cherry of 48 percent of his annual base salary, or 85 percent of what was allowed to be granted, and to Mr. Long of 41 percent of his annual base salary, or 93 percent of what was allowed to be granted.  The award granted to Mr. Dillon was based on an evaluation of his involvement and performance in matters of corporate strategy and governance and was subject to cliff vesting one year from the date of grant because Mr. Dillon has attained the age of 65.  Long-term equity incentive compensation awards included in 2022 total direct compensation above were granted on February 15, 2023 and are not included in the Summary Compensation Table for 2022. See pages 30 to 33 for further details on the 2022 long-term equity incentive compensation awards.

Base Salary. The Committee increased Mr. Cherry’s base salary by 18.2 percent to $520,000 effective January 1, 2022 primarily to more closely align Mr. Cherry’s total cash compensation with the Committee’s target of the median of total cash compensation for CEOs in the independent executive compensation review described below. The Committee increased the other NEOs’ base salaries by a range of zero to 7.0 percent effective January 1, 2022, commensurate with broader salary increases in our market, those provided to non-officer employees of the Corporation, changes in individual executives’ responsibilities, and the results of the executive compensation review conducted during 2021.

Compensation Philosophy and Process

The Committee is responsible for ensuring that the total compensation paid to executives is fair, reasonable and competitive.  The Committee may, consistent with applicable law, regulations, NASDAQ requirements or plan provisions, delegate certain of its authority to the CEO, a designee, or other appropriate members of management, including matters relating to the compensation or election as officers of employees of the Corporation or its subsidiaries, other than the Corporation’s executive officers.

Overall Philosophy.  Our executive compensation program is designed to reward the achievement of specific goals consistent with the overall strategy of the Corporation, and to align executives’ interests with those of our shareholders by rewarding performance that exceeds established goals within the Corporation’s risk profile, with the ultimate objective of generating and sustaining long-term shareholder value.

Our overall compensation strategy is based on the following four principles:

●	Performance driven – Executive compensation is tied to achievement of certain annual and long-term goals, including attainment of both financial performance objectives and strategic business objectives, in some cases relative to peers;
●	Shareholder aligned – The benchmarks, objectives, and types of awards included in the executive compensation program are designed to align executives’ interests with those of our shareholders;
●	Competitive – Executive compensation packages are intended to attract and retain key executives who are crucial to the long-term growth and profitability of the Corporation; and
●	Balanced – Our executive compensation program includes both fixed and variable compensation, short-term and long-term incentives, and cash and equity-based awards, and balances the competitive compensation of executive talent with overall best practices of governance and the safety and soundness of the Corporation.

The Corporation is committed to promoting the longevity of its key employees who are critical to its continued competitiveness and long-term success.  In addition to providing for ongoing development and opportunities for advancement for our employees, the Corporation promotes retention and the long-term commitment of key employees through our overall compensation program in the following ways:

●	Restricted Stock – Equity awards to key employees of the Corporation and its subsidiaries are in the form of restricted stock that is subject to time-based vesting requirements;
●	Retirement Plan – The Bank offers a cash balance pension plan to all employees hired prior to January 1, 2022, under which participants’ accounts are credited each year in increasing amounts based on age and tenure as a percentage of compensation; and
●	Nonqualified Plan – The Corporation makes discretionary supplemental retirement contributions into the accounts of certain officers under a nonqualified defined contribution plan. Contributions vest immediately for the Chairman and CEO, generally after five years from the date of each contribution for other executive officers, and generally at retirement for other key employees.

The following key governance highlights illustrate some of the ways we execute our executive compensation program in keeping with our overall philosophy.

Our Executive Compensation – Key Governance Highlights
✔	Pay for performance. A significant portion of our NEOs’ total direct compensation is variable compensation linked to established performance metrics.
✔

No excessive perquisites. We provide benefits to NEOs that we believe to be reasonable and consistent with our peers, which accounted for less than five percent of each NEO’s total compensation in 2022.

✔	Independent compensation consultant. The Committee periodically engages an independent compensation consultant for compensation consulting services related to executive and director compensation.
✔

Peer group comparisons. We periodically benchmark executive compensation against a relevant group of peer companies, and we measure performance against peer companies for our performance-based cash and equity incentive compensation awards.

✔

Additional time vesting. Our restricted stock awards to key employees, including annual and performance-based components of restricted stock granted to executives, are subject to further vesting conditions to promote tenure and commitment of key employees.

✔	Stock ownership requirements. All executive officers and directors are subject to stock ownership guidelines that establish minimum holding requirements.
✔	No tax gross-ups. Our agreements with executive officers do not provide for tax gross-ups.
✔	Clawback policy. Incentive compensation payments to executive officers are subject to the Corporation’s clawback policy in the event of a material financial reporting restatement.

Role of the Compensation Committee

The Committee, which is comprised solely of independent directors, approves all compensation of the Corporation’s executive officers other than the CEO and certain other senior officers of the Corporation and its subsidiaries.  The Committee also makes a recommendation of the compensation of the CEO to the Board for approval. In connection with the determination of executive compensation, the Committee considers feedback received from shareholders on the executive compensation program, including the results of advisory, non-binding votes to approve the compensation of the NEOs.  The Corporation also evaluates both performance and compensation to ensure that the Corporation maintains its ability to attract and retain top talent in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of the Corporation’s peer companies.

The Committee selects the corporate, business unit, and individual performance goals and metrics used in determining the short-term cash incentive compensation and long-term equity incentive compensation awards that are consistent with the Corporation’s overall compensation philosophy and the long-term interests of its shareholders.  The Committee reviews the performance of the Corporation, business units, and individual executive officers relative to these incentive compensation goals and determines the amount of each incentive compensation award.  The Committee considers input from the CEO with respect to the compensation of senior officers other than himself.  From time to time, as it deems appropriate, the Committee engages an independent compensation consultant to advise the Committee on such matters as benchmarking of executive compensation, the form and structure of the components of executive compensation, and the mix of the components of executive compensation elements.  The Committee also reviews and approves, as appropriate, any new incentive compensation plans, including equity-based plans, and, as may be deemed necessary, any amendments to existing plans relating to executive officers and other senior officers.

The Committee also administers the Corporation’s equity-based plans and recommends awards to the Board for approval including stock options, restricted stock awards, performance stock awards, restricted stock units or other similar awards as provided in the 2022 Stock and Incentive Compensation Plan.

Role of Management

The Committee obtains input from the CEO regarding the compensation of executive officers other than himself and certain other senior officers of the Corporation and its subsidiaries.  In particular, the CEO provides the Committee with a review of the performance of each of these senior officers and makes a recommendation to the Committee for changes in base salary.  The CEO does not participate in discussions or decisions related to his own compensation.

Role of Independent Compensation Consultant

During 2021, the Committee engaged Pearl Meyer to perform an updated executive compensation review (the “2021 Review”), which was completed and presented to the Committee in September 2021.  The 2021 Review was performed to assess the reasonableness of the overall compensation of the President and CEO, the CFO, and certain other senior officers of the Bank.  The 2021 Review used a peer group analysis and a market analysis.  The peer group analysis reviewed base salary, total cash compensation and total compensation.  Total compensation for purposes of the peer group analysis included total cash compensation plus equity and retirement compensation.  The market analysis reviewed base salary and total cash compensation.  In addition to assessing the reasonableness of the overall level of compensation of the President and CEO, the CFO, and certain other senior officers of the Bank, the 2021 Review considered the structure of incentive compensation awards for the President and CEO, the CFO, and certain other senior officers of the Bank.  As part of the 2021 Review, Pearl Meyer also reviewed and provided recommendations related to the design of the Corporation’s executive compensation program, including the Corporation’s Management Incentive Plan (“MIP”), nonqualified deferred compensation plan and certain agreements with its NEOs and certain other senior officers.

During 2021, Pearl Meyer did not provide any consulting services to the Corporation other than in connection with non-employee director and executive compensation, and during 2022, Pearl Meyer did not provide any services to the Corporation. Pearl Meyer maintains no other economic relationship with the Corporation.  The Committee assessed the independence of Pearl Meyer in 2021 pursuant to SEC and NASDAQ rules and concluded that the advice it receives from Pearl Meyer is objective and not influenced by other relationships that could be viewed as conflicts of interest.

Compensation Benchmarking and Peer Group Analysis

2021 Executive Compensation Benchmarking. The group of peer companies used in the 2021 Review (the “2021 Compensation Benchmarking Peer Group”) consisted of 24 publicly-traded commercial financial institutions headquartered in Virginia, Kentucky, Maryland, North Carolina, South Carolina, Tennessee and West Virginia, ranging in asset size from approximately $1.3 billion to $3.4 billion.  The median asset size of the financial institutions in this peer group as of December 31, 2020 was $1.8 billion compared to the

Corporation’s consolidated total assets at December 31, 2020 of $2.1 billion.  Based on these criteria, the following financial institutions were included in the 2021 Compensation Benchmarking Peer Group:

2021 Compensation Benchmarking Peer Group
American National Bankshares Inc. (VA)	National Bankshares, Inc. (VA)
Blue Ridge Bankshares, Inc. (VA)	Old Point Financial Corporation (VA)
CapStar Financial Holdings, Inc. (TN)	Partners Bancorp (MD)
Community Bankers Trust Corporation (VA)	Peoples Bancorp of North Carolina, Inc. (NC)
First Community Bancshares, Inc. (VA)	Primis Financial Corporation (VA)
First Community Corporation (SC)	Reliant Bancorp, Inc. (TN)
First United Corporation (MD)	Select Bancorp, Inc. (NC)
FVCBankcorp, Inc. (VA)	Shore Bancshares, Inc. (MD)
Howard Bancorp, Inc. (MD)	SmartFinancial, Inc. (TN)
Limestone Bancorp, Inc. (KY)	Southern First Bancshares, Inc. (SC)
MainStreet Bancshares, Inc. (VA)	Summit Financial Group, Inc. (WV)
MVB Financial Corporation (WV)	The Community Financial Corporation (MD)

The peer group analysis indicated that total cash compensation of Mr. Cherry, CEO, and Mr. Long, CFO, was at the 38th and 42nd percentile, respectively, of the 2021 Compensation Benchmarking Peer Group.

The market analysis was based on data from the following:

●	Pearl Meyer: 2020 National Banking Compensation Survey Report
●	McLagan’s 2020 Regional Banking Compensation Survey
●	Kenexa’s 2020 CompAnalyst compensation database
●	2020 Compensation Benchmarking Peer Group and other additional Pearl Meyer proprietary survey sources

The market analysis concluded total cash compensation for the CEO and CFO was approximately at the 44th and 38th percentile, respectively, of the 2021 Compensation Benchmarking Peer Group.  In evaluating the results of the peer group analysis and the market analysis, the Committee considered roles and responsibilities, experience, tenure, performance and other factors with respect to each executive’s pay positioning compared to these results.  In consideration of these factors, the results of the 2021 Review concluded that base salary for our CEO was below the median in our market and that overall executive compensation for our executive officers was competitive with the market.  The Committee considered these results when making 2022 executive compensation decisions, including in particular increasing Mr. Cherry’s 2022 base salary to more closely align his total cash compensation with the observed median total cash compensation from the peer group analysis and market analysis of the 2021 Review.

Performance Relative to Peers. In addition to the use of the 2021 Compensation Benchmarking Peer Group for evaluating base salaries and total direct compensation, the Committee also uses a group of peer companies for assessing relative performance of the Corporation in determining incentive compensation awards.  Similar criteria as the 2021 Compensation Benchmarking Peer Group, described above, are used to determine relative performance peer groups in subsequent years, with the companies meeting those criteria subject to change from year to year as the peer group is updated to account for changes in asset size due to mergers, acquisitions or growth.  In 2022, the peer group used for assessing relative performance of the Corporation for incentive compensation awards (the “2022 Incentive Compensation Peer Group”) consisted of 23 publicly-traded commercial financial institutions headquartered in Virginia, Kentucky, Maryland, North Carolina, South Carolina, Tennessee and West Virginia, which were still in existence and reported financial performance as of December 31, 2022. Total assets for this peer group were between $1.0 billion and $4.5 billion, with a median asset size of $2.2 billion based on total assets as of December 31, 2021, compared to the Corporation’s consolidated total assets at December 31, 2021 of $2.3 billion.  Based on these criteria, the following financial institutions were included in the 2022 Incentive Compensation Peer Group:

2022 Incentive Compensation Peer Group
American National Bankshares Inc. (VA)	Limestone Bancorp, Inc. (KY)
Blue Ridge Bankshares, Inc. (VA)	MainStreet Bancshares, Inc. (VA)
CapStar Financial Holdings, Inc. (TN)	National Bankshares, Inc. (VA)
Carter Bankshares, Inc. (VA)	Old Point Financial Corporation (VA)
Eagle Financial Services, Inc. (VA)	Peoples Bancorp of North Carolina, Inc. (NC)
F&M Bank Corporation (VA)	Primis Financial Corporation (VA)
First Community Bancshares, Inc. (VA)	Shore Bancshares, Inc. (MD)
First Community Corporation (SC)	Southern First Bancshares, Inc. (SC)
First National Corporation (VA)	Summit Financial Group, Inc. (WV)
First United Corporation (MD)	The Community Financial Corporation (MD)
FVCBankcorp, Inc. (VA)	Virginia National Bankshares Corporation (VA)
HomeTrust Bancshares, Inc. (NC)

Results of Say-on-Pay Votes

The Committee values the input of the Corporation’s shareholders regarding the design and effectiveness of its executive compensation program.  Moreover, although the advisory shareholder vote to approve executive compensation is non-binding, the Committee considers the outcome of this vote each year when making compensation decisions for our CEO and other NEOs.  At our 2022 Annual Meeting of Shareholders, the votes cast in favor of our executive compensation program in the “say-on-pay” vote were 97 percent, which represents an increase from 94 percent of votes cast in favor at the 2021 Annual Meeting of Shareholders and an increase from 90 percent of votes cast in favor at the 2020 Annual Meeting of Shareholders.  Nonetheless, because market practice and our business needs continue to evolve, the Committee continually evaluates our compensation program and makes changes when warranted.

Equity Ownership Guidelines

The executive compensation program includes awards of equity incentive compensation in the form of restricted stock, as discussed further below.  Upon vesting of restricted stock awards, executive officers remain subject to equity ownership guidelines in order to promote ownership of the Corporation’s stock among the executive officers and to further align their interests with those of shareholders.  Until an executive officer has met the minimum stock ownership level, the executive officer must retain and hold at least 50 percent of any vested stock award.  Minimum stock ownership levels are defined for each executive officer as a multiple of base salary as shown in the following table. At January 2, 2023, each NEO held an amount of the Corporation’s stock (including restricted stock) that exceeded his minimum stock ownership level.

Minimum Stock Ownership (Multiple of Base Salary)
Thomas F. Cherry	3x
Jason E. Long	1x
Larry G. Dillon	1x
Bryan E. McKernon	2x
S. Dustin Crone	1.5x

Elements of Executive Compensation

The Corporation’s executive compensation program consists of fixed and variable compensation in the form of cash and equity, as well as compensation through tax-qualified and nonqualified retirement and other deferred compensation plans and certain reasonable perquisites.  The Committee uses these elements in combination, guided by the four principles of our compensation strategy identified in “Overall Philosophy” on page 22, to provide compensation to our executives that is consistent with our compensation philosophy.  Each element of executive compensation, including the purpose of each element and how the Committee determines the amount of each element, is discussed in further detail below.

Base Salary.  We provide base salaries to compensate NEOs for services rendered during the fiscal year and to attract and retain talented executives.  Base salaries for the CEO and CFO are determined based on their positions and responsibilities by using market data.  Salary levels are considered annually as part of the Committee’s performance review process as well as upon a promotion or other change in job responsibilities.  The Committee targets base salaries for executives at the median of the Corporation’s peer financial institutions in the 2021 Compensation Benchmarking Peer Group, while providing a competitive total compensation package through other elements of the executive compensation program.  During its review of base salaries for executives for 2022, the Committee primarily considered:

●	Market data provided by Pearl Meyer in 2021;
●	Compensation data for the 2021 Compensation Benchmarking Peer Group;
●	Responsibilities of the executive;
●	Internal review of the executive’s compensation relative to other officers; and
●	Individual performance of the executive.

Mr. Dillon’s base salary is established based on his individual contributions in matters of corporate governance and strategy and was unchanged from 2021. Mr. McKernon’s base salary is established by his employment agreement, which is discussed in further detail under “Employment and Change in Control Agreements” on page 37, and was unchanged from 2021.  Mr. Crone’s base salary is established based on recommendations from the CEO, which are based on the overall performance of C&F Finance.  Performance of C&F Finance is evaluated based on net income, asset quality measures and earning asset growth as well as achievement of other strategic goals as evaluated by the CEO and the Committee.

The Committee adjusted the base salaries of NEOs in 2022 as shown in the table below.  All salary changes took effect January 1, 2022.

	Base Salary
	2021	2022
	($)	($)
Thomas F. Cherry	440,000	520,000
Jason E. Long	255,000	270,000
Larry G. Dillon	250,000	250,000
Bryan E. McKernon	235,000	235,000
S. Dustin Crone	271,000	290,000

Short-Term Cash Incentive Compensation Award.  The primary form of variable cash compensation for executives, except Mr. Dillon, is the short-term cash incentive compensation award under the MIP.  The Committee awards short-term cash incentive compensation awards to reward executives for achievement of specific goals selected by the Committee in order to generate and sustain long-term shareholder value.  Under the MIP, at the beginning of 2022, the Committee established the performance criteria and the award formula or matrix by which short-term cash incentive compensation awards under the MIP were to be determined.  The Committee selects performance criteria and grants short-term cash incentive compensation awards based on the

Corporation’s long-term strategy and competitive priorities.  The Committee selected corporate, business unit, and individual performance criteria, which may be measured in some cases using objective performance metrics compared to a peer group and a formula or matrix to calculate a short-term cash incentive compensation award amount, and in other cases using qualitative performance outcomes.  Under the Corporation’s MIP, performance criteria for incentive compensation awards vary based on the position and responsibilities of each executive officer.  The Committee may use discretion to adjust any short-term cash incentive compensation award if it determines such an adjustment would be in the best interests of the Corporation and its shareholders.  The Committee also set a target award amount as a percentage of annual base salary for each executive officer other than Messrs. McKernon and Crone, whose awards are calculated by reference to each award’s performance criteria.

Mr. Dillon’s short-term cash incentive compensation opportunity is not covered by the MIP.  Mr. Dillon’s short-term cash incentive compensation award is based on the Committee’s evaluation of his individual involvement and performance in matters of corporate strategy and governance.  The Committee may determine an award amount that is up to 20 percent of Mr. Dillon’s base salary.

Based on recommendations from Pearl Meyer in the 2021 Review, the Committee approved changes in the short-term cash incentive compensation award effective in 2022. The changes updated the short-term cash incentive compensation award for the CFO to operate in the same manner as the short-term cash incentive compensation award for the President and CEO, with each based on achievement of goals with respect to the Corporation’s ROE and ROA, in each case as defined by the Committee, compared to a peer group of banks selected by the Committee. Previously, the short-term cash incentive compensation award for the CFO was based on performance criteria related to corporate and individual performance, including net income of the Corporation and other measurements deemed relevant by the Committee.  The Committee believes that basing the CFO’s short-term cash incentive compensation award on ROE and ROA aligns his incentive compensation with that of the President and CEO, and rewards each of them for overall corporate performance in order to generate and sustain long-term shareholder value.

The following table shows the targets, outcomes of calculated performance measures, and actual awards granted under the 2022 short-term cash incentive compensation award.

		Short-Term Cash Incentive Compensation Award
		Target	Calculated	Calculated		Actual
	Base	Award as %	Award as %	Award as %	Calculated	Award as %	Actual	Discretionary
	Salary	of Base[1]	of Target[1,2]	of Base	Award	of Base	Award	Bonus
	($)	(%)	(%)	(%)	($)	(%)	($)	($)
Thomas F. Cherry	520,000	45	91	41	213,652	41	213,652	—
Jason E. Long	270,000	35	91	32	86,283	32	86,283	13,717
Larry G. Dillon	250,000	20	100	20	50,000	20	50,000	—
Bryan E. McKernon	235,000	n/a	n/a	97	228,944	97	228,944	—
S. Dustin Crone	290,000	n/a	n/a	55	160,000	55	160,000	—
1	The short-term cash incentive compensation award amounts for Messrs. McKernon and Crone are determined based on the profitability of their respective business units and, in the case of Mr. Crone, certain other performance criteria as discussed below. Mr. Dillon’s short-term cash incentive compensation award is based on the Committee’s evaluation of his individual involvement and performance in matters of corporate strategy and governance and has a target and maximum of 20 percent of Mr. Dillon’s base salary.

2	The short-term cash incentive compensation award for Messrs. Cherry and Long is based on corporate and individual performance criteria, discussed in further detail below, which are evaluated individually and collectively by the Committee in determining the award amount. These performance criteria are not entirely measured using objective metrics or a formula in order to calculate an award amount.

President/CEO and CFO.  For Mr. Cherry and Mr. Long, the short-term cash incentive compensation award is designed to reward overall corporate performance.  Performance is evaluated by determining a composite ranking of the Corporation’s ROE and ROA performance among the financial institutions of the 2022 Incentive Compensation Peer Group.

The Committee established threshold, target and maximum performance levels for the composite ranking, expressed as a percentile, and corresponding award amounts as a percentage of the target award amount as shown in the table below.  Performance outcomes between the threshold and target levels and between the target and maximum levels result in a calculated award amount determined using a straight-line interpolation.

	Threshold	Target	Maximum
ROE/ROA Composite Ranking (Percentile)	40th	60th	90th
Award Amount as a Percentage of Target Award	50%	100%	175%(1)
1	The maximum calculated short-term cash incentive compensation award under the MIP is 200 percent of the target award amount and results from a composite ranking that is (1) at or above the 90th percentile relative to the 2022 Incentive Compensation Peer Group and (2) first among Virginia banks in the 2022 Incentive Compensation Peer Group. Otherwise, the award amount corresponding to the 90th percentile performance level is 175 percent of the target award amount.

The composite ranking is based on the rankings of each financial institution based on ROE and ROA.  The Committee may adjust the ROE and ROA of the Corporation and the financial institutions in the peer group for nonrecurring items of income or expense or other similar items.  For 2022, the Committee considered the effects on ROE and ROA for the Corporation and its peers related to various nonrecurring and other similar items, and included adjustments for unrealized investment gains related to a change in accounting policy election, certain gains and losses related to balance sheet restructuring and gains and losses related to certain divestitures to better reflect the ongoing profitability of each institution. In the composite ranking, the ROE ranking is weighted two-thirds and the ROA ranking is weighted one-third as shown in the table below.  Based on the adjusted ROE and ROA for 2022 of the Corporation and the financial institutions of the 2022 Incentive Compensation Peer Group, the Corporation achieved results at the 57th percentile.

Performance Relative to 2022 Incentive Compensation Peer Group

ROE Ranking	ROA Ranking	Composite Ranking (Percentile)	Calculated Award Amount (% of Target)
11th out of 24 (Weighted 66 2/3%)	12th out of 24 (Weighted 33 1/3%)	11th out of 24 (57th)	91%

The Corporation’s ROE/ROA composite ranking resulted in a calculated award amount of $213,652 for Mr. Cherry and $86,283 for Mr. Long.  The calculated award amount may be adjusted by the Committee.  In particular, the Committee considers asset quality at the Bank, C&F Mortgage and C&F Finance in evaluating whether the full calculated award amount has been earned, and may use other factors in its discretion to adjust the award amount.  Based on its consideration of the calculated award amount, asset quality and other factors, the Committee awarded Mr. Cherry a short-term cash incentive compensation award of $213,652, or 41 percent of his annual base salary and awarded Mr. Long a short-term cash incentive compensation award of $86,283, or 32 percent of his annual base salary. The Committee also awarded Mr. Long an additional  discretionary bonus of $13,717 for achievement of key strategic priorities during 2022, including initiatives related to strategic positioning of the Corporation’s loan portfolio, growth and regulatory compliance.

Other NEOs.  Mr. Dillon’s short-term cash incentive compensation award, which is not under the MIP, is based on an evaluation of his individual involvement and performance in matters of corporate strategy and governance.  The Committee may determine an award amount that is up to 20 percent of Mr. Dillon’s base salary. Based on the outcomes of these performance criteria, the Committee awarded Mr. Dillon a short-term cash incentive compensation award equal to 20 percent of his annual base salary.

Mr. McKernon’s short-term cash incentive compensation award is calculated as a percentage of the income before taxes of C&F Mortgage in accordance with his employment agreement, which is described in further detail under “Employment and Change in Control Agreements” on page 37.  Due in part to an environment of rising mortgage interest rates during 2022, C&F Mortgage’s loan production volume and income from mortgage banking declined significantly in 2022 compared to 2021. Net income for the mortgage banking segment decreased by 84 percent compared to 2021 as a result of lower mortgage loan production, and Mr. McKernon’s short-term cash incentive compensation award decreased by 86 percent compared to 2021.

Mr. Crone’s short-term cash incentive compensation award amount is determined based on the sum of two components.  The first component is the product of an award percentage and the net income of C&F Finance.  The maximum award percentage for the first component is determined on a sliding scale based on the ROA of C&F Finance and can be at most 1.35 percent.  Based on the 2022 ROA of C&F Finance, the maximum award percentage was 1.1 percent.  In determining an award percentage within the award percentage range, the Committee considers the following indicators of performance:

●	Delinquency on loans at C&F Finance,
●	Charge off rates,
●	Loan growth,
●	Net income and net income relative to budget,
●	Performance of Mr. Crone’s subordinates at C&F Finance and
●	Results of audit and regulatory examinations related to C&F Finance.

The second component is based on achievement of individual strategic objectives included in the Corporation’s strategic plan, whereby the Committee can award Mr. Crone a short-term cash incentive up to 30 percent of his base salary.

Based on the outcomes of these performance criteria, the Committee awarded Mr. Crone a short-term cash incentive compensation award equal to 1.1 percent of the net income of C&F Finance for the first component and 29 percent of his base salary for the second component.  The sum of both components represents a total short-term cash incentive award of 55 percent of Mr. Crone’s base salary.

Long-Term Equity Incentive Compensation Award.  The Corporation grants equity compensation to executives in order to provide long-term incentives to achieve corporate objectives and generate and sustain shareholder value without exposing the Corporation or its subsidiaries to imprudent risks, and to align their personal interests with the long-term financial success of the Corporation.  Long-term equity incentive compensation awards are established under the MIP, except for Mr. Dillon, and equity securities are issued pursuant to the 2022 Stock and Incentive Compensation Plan, which was approved by shareholders and adopted by the Corporation effective April 19, 2022, in the form of restricted stock, restricted stock units, stock options, stock appreciation rights or other stock-based awards.

The primary form of equity awards granted by the Committee is restricted stock.  All awards of restricted stock to executive officers beginning with the 2021 long-term equity incentive compensation awards are subject to graded vesting over a period of three years, with one third of the award vesting after each year, on condition of continuous employment with the Corporation or its subsidiaries, and any unvested shares are forfeited upon termination prior to vesting, with earlier vesting on the later of the date the executive attains age 65 or one year from the grant date for an executive attaining age 65 during the vesting period.  Vesting also may be accelerated in certain circumstances, including retirement.  Unvested restricted stock cannot be sold or transferred by the executive officer but entitles the executive officer to voting rights and non-forfeitable dividends equivalent to common stock.  The Committee believes that this time-based vesting of restricted stock is consistent with the objectives of retaining talented executives and promoting long-term tenure of its key employees, as unvested restricted stock provides an incentive to remain with the Corporation and its subsidiaries in order to fulfill the vesting condition and realize the full award value.

The long-term equity incentive compensation award under the MIP includes an annual component and a performance component.  The annual component, which is fixed as a percentage of annual base salary for each NEO, serves to provide each NEO with a consistent element of his annual compensation that promotes tenure with the Corporation and aligns his long-term interests with those of our shareholders.  The annual component is earned through continued employment and consistent individual performance during the year and until the grant date of the award.  The performance component serves to compensate executives based on the financial performance of the Corporation and its subsidiaries compared to our peers.  The performance component is variable and is earned based on a corporate performance measure, which reflects consolidated performance, and, in the case of Messrs. McKernon and Crone, business unit performance measures.

At the beginning of 2022, for each NEO, except for Mr. Dillon, the Committee set a target total award value as a percentage of annual base salary and established allocations of the target award value to the annual award and each performance measure as shown in the following table.

2022 Long-Term Equity Incentive Compensation Awards

	Thomas F. Cherry	Jason E. Long	Bryan E. McKernon	S. Dustin Crone
Target Total Award Value	45% of annual base salary	35% of annual base salary	20% of annual base salary	25% of annual base salary

Annual Award Allocation	50%	50%	50%	50%
Corporate Performance Allocation	50%	50%	25%	25%
Business Unit Performance Allocation	n/a(1)	n/a(1)	25%	25%
1	The performance component of the long-term equity incentive compensation awards for Messrs. Cherry and Long is based solely on the corporate performance measure.

In determining the award amount for the performance component, the Committee assigns a performance score to each corporate and business unit performance measure based on the results of the performance measure during the relevant period.  The total award value of the long-term equity incentive compensation award for each NEO is determined using the target total award value, the allocations to the annual award and each performance measure, and the performance scores for each performance measure, as shown below.

Based on recommendations from Pearl Meyer in the 2021 Review, the Committee approved changes in the long-term equity incentive compensation award effective in 2022. Pursuant to the changes, beginning with the 2022 plan year, unless otherwise provided by the Committee, the performance component of the long-term equity incentive compensation awards to executive officers is based on (or in the case of certain executive officers, based in part on) achievement of goals with respect to the Corporation’s three-year annual return on tangible common equity, as defined by the Committee and further described below, compared to a peer group of banks selected by the Committee. The Committee believes that basing a portion of the equity awards under the MIP on the three-year annual return on tangible common equity more closely aligns the MIP with current market practices for long-term equity incentive compensation awards for executive officers, and aligns the interests of executive officers with those of the Corporation’s common shareholders by rewarding executive officers for long-term corporate performance in order to generate and sustain long-term shareholder value.   Additionally, beginning in 2022 the allocations of Mr. Cherry’s long-term equity incentive compensation award to the annual and performance components were each 50 percent, which the Committee believed, based on recommendations from Pearl Meyer, more closely aligned Mr. Cherry’s equity compensation award structure with current market practices. Prior to 2022, the performance component of the long-term equity incentive compensation awards to executive officers was based on achievement of goals with respect to the Corporation’s three-year annual growth in tangible book value, as defined by the Committee, compared to a peer group of banks selected by the Committee, and the allocations of Mr. Cherry’s long-term equity incentive compensation award to the annual and performance components were 25 percent and 75 percent, respectively.

Corporate performance was measured by reference to the Corporation’s three-year ROTCE, as defined by the Committee, relative to the 2022 Incentive Compensation Peer Group.  ROTCE is a non-GAAP measure defined by the Committee for purposes of measuring performance as the ratio of net income to common equity excluding accumulated other comprehensive income or loss, less goodwill and intangible assets. Corporate performance for purposes of the 2022 long-term equity incentive compensation award was determined using a performance period of the three years ending September 30, 2022.  For purposes of the corporate performance measure, the Committee may adjust the ROTCE of the Corporation or any financial institution in the 2022 Incentive Compensation Peer Group for nonrecurring items of income or expense or other similar items.  For the 2022 performance period, the Committee considered the effects on ROTCE for the Corporation and its peers related to various nonrecurring items, which included pension settlement accounting, merger related expenses, certain gains and losses related to balance sheet restructuring, gains and losses related to certain business divestitures and the effects of resolving certain disputes or litigation, and determined that such adjustments did not affect the ranking of the Corporation for purposes of the 2022 long-term equity incentive compensation award and so did not make any adjustments for these items. The Committee established threshold, target and maximum performance levels for the corporate performance measure, expressed as a percentile relative to the 2022 Incentive Compensation Peer Group, and corresponding performance scores as a percentage of the target award value allocated to the corporate performance measure as shown in the table below.  Performance outcomes between the threshold and target levels and between the target and maximum levels result in a calculated performance score determined using a straight-line interpolation.  Based on the outcome of the corporate performance measure, the Committee determined the corporate performance score for the 2022 long-term equity incentive compensation award to be 150 percent of the target award value allocated to the corporate performance measure for each NEO.

	Threshold	Target	Maximum	Actual
Corporate Performance Measure (Percentile)	40th	60th	80th	87th 4th out of 24
Corporate Performance Score	50%	100%	150%	150%

For the business unit performance measures, the Committee evaluates the performance, primarily in regards to earnings, net margin on loans originated for resale and achievement of strategic objectives for C&F Mortgage, and earnings, asset quality and achievement of strategic objectives for C&F Finance, and determines a business unit performance score for each business unit between zero and 150 percent.  Business unit performance for purposes of the 2022 long-term equity incentive compensation award was determined using the performance period of the year ended December 31, 2022.  Based on the performance of C&F Mortgage and C&F Finance, the Committee determined the business unit performance score for each business to be 100  percent and 60 percent, respectively, for purposes of the 2022 long-term equity incentive compensation awards granted to Messrs. McKernon and Crone.

Mr. Dillon’s long-term equity incentive compensation opportunity is not covered by the MIP.  Mr. Dillon’s long-term equity incentive compensation award is based on the Committee’s evaluation of his individual involvement and performance in matters of corporate strategy and governance.  The Committee may determine an award amount of a number of shares with a value of up to 20 percent of Mr. Dillon’s base salary.  Based on the Committee’s evaluation of these performance criteria, the Committee awarded Mr. Dillon a long-term equity incentive compensation award equal to 20 percent of his annual base salary, which based on the average closing stock price of the Corporation for the 20 business days preceding the award date, rounded to the next greater multiple of 25 shares, was equivalent to 850 shares.

The 2022 long-term equity incentive compensation target, calculated and actual award values for each component and performance measure are shown in the table below for each of the NEOs, except for Mr. Dillon.  Awards of restricted stock under the long-term equity incentive compensation award were granted to NEOs on February 15, 2023.  The number of shares awarded was determined based on the average closing stock price of the Corporation for the 20 business days preceding the award date, which was $59.41 per share, rounded to the next greater multiple of 25 shares. Based on the calculated award amounts and recommendation from Messrs. Cherry and Long to the Committee that their awards be less than the calculated award amount, the Committee awarded long-term equity incentive compensation awards to Mr. Cherry of $250,000 or 85 percent of the calculated award and to Mr. Long of $110,000 or 93 percent of the calculated award.

		Calculated Award
	Target Award	Annual	Corporate	Business Unit		Actual Award	Actual
	Value	Award	Performance	Performance	Total	Value	Award
	($)	($)	($)	($)	($)	($)	Shares[1]
Thomas F. Cherry[2]	234,000	117,000	175,500	n/a	292,500	250,000	4,225
Jason E. Long[2]	94,500	47,250	70,875	n/a	118,125	110,000	1,875
Larry G. Dillon[3]	50,000	n/a	n/a	n/a	50,000	50,000	850
Bryan E. McKernon	47,000	23,500	17,625	11,750	52,875	52,875	900
S. Dustin Crone	72,500	36,250	27,188	10,875	74,313	74,313	1,275

1	The number of shares awarded is determined based on the average closing stock price of the Corporation for the 20 business days preceding the award date, which was $59.41 per share, rounded to the next greater multiple of 25 shares. Because this average price is often different from the closing price on the grant date, the Actual Award Value in this table and the grant date fair value reported in the Stock Awards column of the Summary Compensation Table in the 2024 proxy statement will not necessarily be the same.
2	As discussed above, Messrs. Cherry and Long were awarded long-term equity incentive compensation awards that were less than the amounts allowed under the MIP.
3	Mr. Dillon’s long-term equity incentive compensation award is based on the Committee’s evaluation of his individual involvement and performance in matters of corporate strategy and governance and has a target and maximum of 20 percent of Mr. Dillon’s base salary.

Retirement and Deferred Compensation Plans.  The Corporation’s subsidiaries sponsor several tax-qualified benefit plans, including both a defined benefit retirement plan and defined contribution plans, which are available to most employees of either the Bank, C&F Mortgage or C&F Finance, and in which our NEOs are participants.  Additionally, the Corporation sponsors a nonqualified deferred compensation plan for the benefit of certain senior officers and its non-employee directors.  Our tax-qualified plans are offered in order to assist our employees in attaining financial security for retirement and for employee retention.  Our nonqualified plan is offered to provide flexibility to our senior officers and directors by providing deferral opportunities otherwise restricted by qualified plan limits and to establish a long-term retention incentive for our executives.

Retirement Plan.  The Bank offers the Virginia Bankers Association Cash Balance Pension Plan for Citizens & Farmers Bank (the “Retirement Plan”) as a tax-qualified cash balance pension plan for employees hired prior to January 1, 2022.  Under the Retirement Plan, participants’ accounts are credited each year based on a percentage of each participant’s annual compensation including salary and bonus (subject to limitations under the requirements of the Code.  Participants’ accounts are also credited for interest upon each participant’s accumulated balance.  The applicable compensation credit percentage ranges between 1 percent and 12 percent, increasing with a participant’s age and years of credited service at the end of each plan year.  Interest credits are based on the 30-year Treasury rate plus 150 basis points, but may not be less than 3 percent or more than the IRS third segment rate.  Messrs. Dillon, Cherry and Long are participants in the Retirement Plan.

Upon having completed at least three years of service or reaching age 65, participants become vested in the Retirement Plan.  Upon termination from the Bank or after reaching age 62 while employed, vested participants may receive the amount then credited to the participant’s cash balance account in a lump sum or may defer benefits until age 65.  Participants who defer benefits after termination continue to receive interest credits until age 65 and then may receive an actuarially equivalent joint and survivor annuity (if married) or single life annuity (if not married).  The participant may also choose from other optional forms of benefit, including a lump sum payment in the amount of the cash balance account paid in one installment or in three annual installments. In 2021, Mr. Dillon received a lump sum distribution of his accrued benefits under the Retirement Plan. He will continue to accrue benefits under the Retirement Plan as an active participant in the plan from the time of his in-service distribution until his separation from service as an employee.

Prior to 2009, the Bank offered the Virginia Bankers Association Master Defined Benefit Pension Plan for Citizens & Farmers Bank, which was a traditional pension plan and was converted to the current cash balance pension plan effective December 31, 2008.  Participants with balances in the Retirement Plan that were converted from the traditional pension plan, including Mr. Cherry, may be entitled to benefits greater than the interest credits calculated under the Retirement Plan, pursuant to IRS rules for tax-qualified retirement plans.  Benefits pursuant to such rules may fluctuate from year to year, due in part to changes in interest rates.

Defined Contribution Plans.  The following tax-qualified defined contribution plans are offered by the Corporation’s subsidiaries:

●	State Bankers Association Master Defined Contribution Plan for Citizens and Farmers Bank (the “Bank 401(k) Plan”)
●	C&F Mortgage Corporation 401(k) Plan (the “Mortgage 401(k) Plan”)

●	State Bankers Association Master Defined Contribution Plan for C&F Finance Company (the “Finance 401(k) Plan”)

Our NEOs are participants in our defined contribution plans, including the Bank 401(k) Plan (Messrs. Dillon, Cherry and Long), the Mortgage 401(k) Plan (Mr. McKernon) and the Finance 401(k) Plan (Mr. Crone).  Under these plans, the Corporation makes matching contributions on voluntary deferrals by NEOs, subject to limitations under each plan and the requirements of the Code.  Matching contributions under the Bank 401(k) Plan and the Finance 401(k) Plan are up to 5 percent of each participant’s covered compensation.  Matching contributions under the Mortgage 401(k) Plan are discretionary, based on, among other factors, the profitability of C&F Mortgage.  Each of the plans also provide for discretionary employer contributions.  Investments under each of the plans are directed by participants’ elections from among various investment options available under the plans, and participants’ accounts earn a return based on the actual return of those investment elections.

Nonqualified Plan.  The Corporation offers the C&F Financial Corporation Non-Qualified Deferred Compensation Plan for Executives (the “Nonqualified Plan”) for senior officers and directors of the Corporation and its subsidiaries.  The plan allows executive officers to make deferrals of salary or cash incentive compensation.  The Corporation makes discretionary supplemental retirement (“SERP”) contributions into executive officers’ accounts under the Nonqualified Plan.  Participants’ accounts under the Nonqualified Plan earn a return based on investment elections made by participants among various investment options available under the plan.

For Messrs. Cherry and Dillon, the Corporation’s discretionary SERP contributions are vested immediately in recognition of their performance and service over their careers.  For Messrs. Long and Crone, the Corporation’s discretionary SERP contributions vest generally five years from the time of each contribution, subject to earlier vesting under certain conditions, including death, disability, retirement at or after attaining age 65 or a change in control.  Mr. McKernon was not awarded a SERP contribution for 2022.  For 2022, the Corporation made discretionary SERP contributions to the Nonqualified Plan totaling $114,750, $33,500, $25,000, and $36,250 for Messrs. Cherry, Long, Dillon and Crone, respectively.  These contributions were made in 2023 and are reported as earned in 2022 in the Summary Compensation Table on page 42.

Perquisites and Other Benefits.  The Corporation provides our NEOs with benefits that we believe are reasonable and consistent with our overall compensation program as part of a competitive compensation package for attracting and retaining talented executives.  Perquisites offered to NEOs, which may include personal use of Corporation-owned automobiles, matching charitable contributions, an executive physical exam every two years, club dues, financial advisory services, and tax preparation services, are common among the Corporation’s peer financial institutions.  Effective January 1, 2015, the Committee approved an additional perquisite for Mr. Dillon that provides for post-retirement medical, prescription and dental benefits for Mr. Dillon and his spouse for life.  Mr. Dillon is eligible to begin receiving this perquisite upon retirement from employment.  Perquisites to any individual NEO that exceeded $10,000 in a particular year are included in the Summary Compensation Table on page 42.

NEOs also participate in other benefit plans that are available to our employees generally.  These plans include medical, dental, life, and disability insurance.

Compensation Policies and Practices as They Relate to Risk Management.  The Corporation, under the guidance of the Committee, has reviewed the compensation policies and practices of the Corporation as they relate to risk management.  This review included both executive officer and non-executive officer compensation policies and practices and factors in place to mitigate any excess risk.  In conducting the review, management focused on the risks associated with the Corporation's compensation policies and practices and evaluated those risks in light of the Corporation's operations and the internal compensation approval and compliance systems developed by the Corporation.  The Corporation has determined that its policies and practices, including mitigating factors, are not reasonably likely to have a material adverse effect on the Corporation.

The Committee utilizes the position of senior compensation risk officer and meets with the Corporation’s senior compensation risk officer to discuss, evaluate and review senior executive officer (“SEO”) compensation plans and other employee compensation plans and the risks these plans pose to the Corporation.  In connection with this risk review, the Committee’s goal is to identify and limit or mitigate features in SEO and other employee compensation plans that could encourage SEOs or other employees to take unnecessary and excessive risks that threaten the Corporation’s value (including behavior focused on short-term results rather than long-term shareholder value).  In addition, the Committee will discuss, evaluate and review employee compensation plans and eliminate or mitigate features that could encourage the manipulation of reported earnings to enhance an employee’s compensation.  These reviews are completed at least once per year.

For the review conducted during September of 2022, the Committee evaluated each of the plans included in this discussion with the senior risk officer, as well as several additional employee compensation arrangements that provide for variable cash compensation, bonus, commission or incentive payments to employees other than SEOs. As a result of the risk and manipulation review, the Committee concluded that these plans do not encourage unnecessary and excessive risks that threaten the value of the Corporation or promote the manipulation of reported earnings to enhance the compensation of any employee and determined that the potential risks arising from these plans are not reasonably likely to have a material adverse effect on the Corporation.

Role of Discretion in the Compensation Process.  In fulfilling its responsibilities over the executive compensation program, the Committee must make decisions that are inherently subjective.  The Committee has established compensation plans and arrangements that place limits on the Committee’s ability to exercise discretion in compensation decisions, including the MIP, which does not allow the Committee to increase the amount of any long-term equity incentive compensation award under the plan above the maximum amount calculated for any such award under the terms of the plan.  The Committee retains the discretion to reduce the amount of any award determined under the terms of the MIP, including the short-term cash incentive compensation award and the long-term equity incentive compensation award.  In compensation decisions for 2022, the Committee used discretion to grant less than the calculated long-term equity incentive compensation awards for Messrs. Cherry and Long and to adjust measures of ROE and ROA for the Corporation and its peers under the short-term cash incentive compensation award as described on page 29.

Clawback Policy.  The Corporation’s clawback policy provides that in the event of a restatement to correct material non-compliance with any financial reporting requirements under applicable securities laws, any excess incentive compensation paid to executive officers that was based or determined in whole or in part upon the Corporation’s financial statements that were subsequently restated may be recovered from the executive officers.  Excess incentive compensation is the amount that would not have been paid to the executive officers if the incentive compensation had been determined based on the restated financial statements.  However, if the Committee determines that the accounting error resulted from intentional misconduct by executive officers, then the Corporation may recover up to 100 percent of any incentive compensation received by those executive officers during the years subject to the restatement.  Recovery of amounts under this clawback policy from an executive officer may include reimbursement to the Corporation of cash paid to the executive officer, offsetting the amount to be recovered against future payments to the executive officer, cancellation of any outstanding vested or unvested shares awarded to the executive officer, or other means available to the Corporation by law.  Such recovery may extend to gains realized by the executive officer upon sale or transfer of equity awards and may be in addition to other remedies that may be available to the Corporation, including termination of employment.  The Committee may, however, determine that repayment is not required in the event the Committee determines that to do so would be unreasonable or it would be in the long-term interests of the Corporation not to require repayment.

Prohibition on Hedging and Pledging Transactions.  Under the Corporation’s insider trading policy, directors, executive officers and other insiders, including the named executive officers, are prohibited from (i) pledging the Corporation’s stock as collateral for loans and (ii) selling the Corporation’s stock “short,” trading in the Corporation’s stock in or through a margin account or otherwise engaging in hedging transactions or speculative or short-term trading of the Corporation’s stock. These provisions are part of the Corporation’s overall program to prevent the Corporation’s directors, executive officers and other insiders, including the NEOs, from trading on material non-public information.

Tax and Accounting Implications.  As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that the Corporation may not deduct compensation of more than $1,000,000 annually that is paid to certain individuals.  In 2022, the Corporation paid compensation that was not deductible to the Corporation to Mr. McKernon of $513,000.  Amounts paid to Mr. McKernon in 2022 included payments of deferred compensation earned in prior years as well as current period compensation pursuant to his employment agreement.  The Committee believes it is in the Corporation’s and its shareholders’ best interests to retain flexibility to pay appropriate compensation levels and therefore may choose to pay compensation that will not be deductible under Section 162(m) of the Code in order to ensure competitive levels of total compensation for the Corporation’s executive officers.

Employment and Change in Control Agreements

The Corporation may be required to make payments of severance or other benefits upon termination of an executive officer or a change in control of the Corporation pursuant to certain agreements and other arrangements as detailed below.

Cherry Employment Agreement.  Mr. Cherry is employed under an employment agreement entered into in 2021 by the Corporation, the Bank and Mr. Cherry (the “Cherry Employment Agreement”). The Cherry Employment Agreement had an initial term of one year and renews for successive one-year periods unless either party provides written notice of non-renewal during the then-current term.  The Cherry Employment Agreement provides for payment of base salary and the executive’s eligibility to receive such equity awards and cash incentive compensation as determined by the Board or its designee.  Incentive-based compensation paid to the executive is subject to clawback as may be required under the Corporation’s clawback policy or under provisions of applicable law, SEC rule or regulation or stock exchange requirement.  In addition, the Cherry Employment Agreement entitles the executive to participation in employee benefit plans as determined by the Board or its designee.  Under the Cherry Employment Agreement, in the event of termination of employment due to death or incapacity (as defined in the agreement), the executive is entitled to (a) unpaid base salary through the date of termination and (b) any other benefits vested and payable under any plans, policies or programs (collectively, the “Accrued Obligations”).  Under the Cherry Employment Agreement, in the event of termination of employment without cause (as defined in the agreement) while the Cherry Employment Agreement is in place or during the one-year period following the termination of the Cherry Employment Agreement due to non-renewal by the Corporation (generally referred to as a termination without cause) or by the executive for good reason (as defined in the agreement), then, provided the executive timely executes a general release of claims, the executive is entitled to the Accrued Obligations and a lump-sum cash payment equal to the executive’s annual base salary in effect immediately preceding the termination of employment and, provided certain conditions are met, a monthly payment equal to the employer-paid portion of COBRA continuation coverage, payable for 12 months.  In the event of termination of employment without cause or by the executive for good reason, post-termination payments will cease if the executive fails to comply with the covenants set forth in the Cherry Employment Agreement.  Under the Cherry Employment Agreement, in the event of termination of employment for cause or by the executive without good reason, the executive is entitled to the Accrued Obligations.  The Cherry Employment Agreement requires the executive to comply with confidentiality and non-disparagement covenants as well as 12-month non-piracy and non-solicitation covenants.  The Cherry Employment Agreement will terminate if a change in control of the Corporation or the Bank occurs during the executive’s employment and any severance benefits payable upon a termination of employment on or following such change in control shall be determined and paid solely pursuant to Mr. Cherry’s change in control agreement, as described below.  In the event of termination of the Cherry Employment Agreement, the executive remains obligated to comply with the confidentiality, non-disparagement, non-piracy and non-solicitation covenants as set forth in the agreement.

Long and Crone Employment Agreements.  Mr. Long is employed under an employment agreement entered into in 2021 by the Corporation, the Bank and Mr. Long (the “Long Employment Agreement”).  Mr. Crone is employed under an employment agreement entered into in 2021 by the Corporation, C&F Finance and Mr. Crone (the “Crone Employment Agreement”). The Long Employment Agreement and the Crone Employment Agreement have substantially identical provisions as the Cherry Employment Agreement.

McKernon Employment Agreement.  Mr. McKernon is employed by C&F Mortgage under an employment agreement originally entered into in 1995 and amended and restated in 2013 and subsequently amended and restated as of February 15, 2022 (the “McKernon Employment Agreement”).  Other than clarifying the application of the Corporation’s clawback policy as discussed further beginning on page 36, the February 15, 2022 amendment and restatement of the employment agreement did not change the structure of the employment agreement as in effect prior to February 15, 2022.  Mr. McKernon was responsible for bringing all of the critical personnel and operations of C&F Mortgage to the Corporation at no cost to the Corporation.  Under the agreement, C&F Mortgage employs Mr. McKernon as its President and CEO under a three-year “evergreen” agreement, which remains in effect at all times unless and until terminated as permitted by the agreement.  Either party, by notice to the other at any time and for any reason, may give notice of an intention to terminate the agreement three years from the date notice is received by the other.  Additionally, either party may terminate the agreement in the event C&F Mortgage fails to meet certain specified financial performance criteria for a stipulated period or of a stipulated amount within a prescribed time period.  The agreement terminates upon the death or disability of Mr. McKernon, or upon the failure of either party to fulfill its obligations under the agreement.  Under the agreement, C&F Mortgage in 2022 paid Mr. McKernon an annual base salary of $235,000, payable in monthly installments.  C&F Mortgage also is obligated to pay Mr. McKernon a bonus, computed and paid on a monthly basis, based upon a variable percentage of C&F Mortgage’s financial performance for the preceding month, subject to adjustment annually in order that the total bonus for a fiscal year will be equal to the specified percentage as determined by the year-end financial performance amount on which the bonus is based.  C&F Mortgage has the right, at any time and at its option, to “buy out” Mr. McKernon’s agreement and terminate his employment for an amount based upon C&F Mortgage’s financial performance.  In the event of a termination of his employment for any reason other than pursuant to a three-year notice, C&F Mortgage also may purchase a limited non-solicitation commitment from Mr. McKernon.

The agreement also provides that Mr. McKernon will be entitled, during his employment, to benefits commensurate with those furnished to other employees of C&F Mortgage.  The agreement also contains provisions requiring confidentiality of information regarding C&F Mortgage.  Mr. McKernon may terminate the McKernon Employment Agreement upon an event of “covered termination” as defined in his change in control agreement, as described below.  Any termination of the McKernon Employment Agreement also will terminate Mr. McKernon’s change in control agreement, except a termination of the McKernon Employment Agreement as described in the preceding sentence.

The primary change effected by the February 15, 2022 amendment and restatement of Mr. McKernon’s employment agreement is to clarify the application of the Corporation’s clawback policy. The amended and restated agreement provides that any incentive-based compensation or award Mr. McKernon receives will be subject to clawback as may be required under the Corporation’s clawback policy (or similar clawback policy of any subsidiary or affiliate of the Corporation) or under provisions of applicable law, SEC rule or regulation or stock exchange requirement.

Change in Control Agreements.  The Corporation has entered into “change in control agreements” with each of the NEOs (the “CIC Agreements”) because the Board has determined that it is in the best interest of the Corporation and its shareholders to have the continued dedication of these executives, notwithstanding the possibility, threat or occurrence of a change in control.  The CIC Agreements provide for payments of severance in cash as well as group health and other benefits following termination.  In addition to the CIC Agreements, other benefits may be provided following a change in control of the Corporation under the 2022 Stock and Incentive Compensation Plan or the 2013 Stock and Incentive Compensation Plan, including accelerated vesting of restricted stock awards.

The CIC Agreement with Mr. Cherry (the “Cherry CIC Agreement”) provides for certain payments and benefits in the event of a termination of employment by the Corporation without cause (as defined in the agreement) or by Mr. Cherry for good reason (as defined in the agreement) during the two-year period following a change in control (as defined in the agreement).  In such event, Mr. Cherry (i) would be entitled to receive a lump sum cash payment equal to the sum of 2.99 times his highest annual base salary during the 24-month period preceding the change in control and 2.99 times his highest annual bonus for the three fiscal years preceding the change in control and (ii) would generally be entitled to receive continuing benefits under group health plans providing medical, prescription, dental and vision benefits (the “Group Health Plans”) for a period of three years following termination.  Additionally, the Cherry CIC Agreement provides for a special termination payment equal to the sum of two times his highest annual base salary during the 24-month period preceding his termination and three times his highest annual bonus for the three fiscal years preceding his termination in the limited circumstance in which Mr. Cherry’s employment is involuntarily terminated without cause prior to a change in control, if the termination is at the request of a third party who is a party to the change in control or otherwise arose in connection with or in anticipation of the change in control and if Mr. Cherry has complied with the non-disclosure and non-competition covenants under the Cherry CIC Agreement and with the non-piracy, non-solicitation and non-disparagement covenants under the Cherry Employment Agreement.  This special termination payment would be in addition to any payments or benefits under the terms of the Cherry Employment Agreement.  The Cherry CIC Agreement includes non-disclosure and non-competition covenants and incorporates the non-piracy, non-solicitation and non-disparagement covenants from the Cherry Employment Agreement.

The CIC Agreements with Messrs. Long and Crone (the “Long CIC Agreement” and the “Crone CIC Agreement”, respectively) each provide for certain payments and benefits in the event of a termination of employment by the Corporation without cause (as defined in the agreement) or by either Mr. Long or Mr. Crone for good reason (as defined in the agreement) during the two-year period following a change in control (as defined in the agreement).  In such event, Mr. Long or Mr. Crone (i) would each be entitled to receive a lump sum cash payment in an amount equal to two times the sum of his highest annual base salary during the 24-month period preceding the change in control and his highest annual bonus for the three fiscal years preceding the change in control, and (ii) would each generally be entitled to receive continuing benefits under the Group Health Plans for a period of two years following termination.  Additionally, the Long CIC Agreement and Crone CIC Agreement each provide for a special termination payment in an amount equal to the sum of one times Mr. Long’s or Mr. Crone’s highest annual base salary during the 24-month period preceding his termination and two times his highest annual bonus for the three fiscal years preceding his termination in the limited circumstance in which Mr. Long’s or Mr. Crone’s employment is involuntarily terminated without cause prior to a change in control, if the termination is at the request of a third party who is a party to the change in control or otherwise arose in connection with or in anticipation of the change in control and if Mr. Long or Mr. Crone has complied with the non-disclosure and non-competition covenants under the Long CIC Agreement or the Crone CIC Agreement, respectively, and with the non-piracy, non-solicitation and non-disparagement covenants under the Long Employment Agreement or the Crone Employment Agreement, respectively.  This special termination payment would be in addition to any payments or benefits under the terms of the Long Employment Agreement or the Crone Employment Agreement.  The Long CIC Agreement and Crone CIC Agreement each includes non-disclosure and non-competition covenants and incorporates the non-piracy, non-solicitation and non-disparagement covenants from the Long Employment Agreement and Crone Employment Agreement, respectively.

The CIC Agreement with Mr. Dillon provides for certain payments and benefits in the event of a termination of employment by the Corporation without cause (as defined in the agreement), or by Mr. Dillon for good reason (as defined in the agreement), during the two-year period following a change in control (as defined in the agreement), or prior to a change in control in the event of a termination of employment in anticipation of a change in control.  In such event, Mr. Dillon would be entitled (i) to receive a lump sum cash payment in an amount equal to two and one-half times the sum of his highest annual base salary during the 24-month period preceding the change in control and his highest annual bonus for the three fiscal years preceding the change in control; and (ii) generally receive continuing vision benefits for a period of three years following termination of employment.  Mr. Dillon also has a right to continued medical, prescription and dental coverage for himself and his spouse under a separate agreement with the Corporation.  The Dillon CIC Agreement includes non-disclosure and non-competition covenants.

During 2021, the Corporation amended and restated the CIC Agreements for Messrs. Dillon, Cherry, Long and Crone.  Among other changes, the amended and restated CIC Agreements (i) removed Section 280G tax gross-up provisions for Messrs. Cherry and Dillon, (ii) increased the payments and benefits due to Messrs. Cherry, Long and Crone upon termination of employment under certain conditions following a change in control, and (iii) removed provisions that allowed for payment of termination benefits following a change in control in the event the executive officer voluntarily terminates employment for any reason during certain “window periods.”  Effective December 23, 2021 for all NEOs other than Mr. McKernon, and effective February 15, 2022 for Mr. McKernon, the CIC Agreements provide for benefits to be paid on a “best net after-tax” basis, such that the executive’s change in control benefits will be reduced to avoid excise taxes related to excess parachute payments under Section 280G of the Code only if such a reduction would result in greater after-tax compensation than without a reduction. The Corporation no longer has any agreements with executives or other officers that include Section 280G tax gross-up provisions.

The CIC Agreement with Mr. McKernon (the “McKernon CIC Agreement”) was amended and restated effective February 15, 2022. The McKernon CIC Agreement provides for certain payments and benefits in the event of a termination of employment by the Corporation without cause (as defined in the agreement) or by Mr. McKernon for good reason (as defined in the agreement) during the two-year period following a change in control (as defined in the agreement), or prior to a change in control in the event of a termination of employment in anticipation of a change in control.  In such event, Mr. McKernon (i) is entitled to receive a lump sum cash payment in an amount equal to two times his highest annual base salary during the 24-month period preceding the change in control date and (ii) and is generally entitled to receive continuing benefits under the Group Health Plans for a period of two years following termination.  The McKernon CIC Agreement also contains provisions requiring confidentiality of information regarding the Corporation and C&F Mortgage.

Prior to the February 15, 2022 amendment and restatement, the change in control agreement with Mr. McKernon provided for certain payments and benefits in the event of a termination of employment without cause or by Mr. McKernon for good reason during the two-year period following a change in control or in anticipation of a change in control, and also in the event of a voluntary termination of employment by the executive for any reason during three “window periods” following a change in control.  Prior to the February 15, 2022 amendment and restatement, Mr. McKernon would have been entitled to receive the cash CIC payment described above and to receive continuing health insurance, life insurance, and similar benefits under the Corporation’s welfare benefit plans (the welfare benefit plans) for two years following termination and to have two years credited as service towards completion of any service requirement for retiree coverage under the welfare benefit plans. Effective February 15, 2022, the McKernon CIC Agreement no longer contains the “window period” provisions that would have entitled Mr. McKernon to voluntarily terminate employment for any reason following a change in control and receive the full amount of the change in control payments and benefits. Additionally, the amended and restated agreement eliminated provisions that allowed a Section 280G tax gross-up payment in certain circumstances where payments under the McKernon CIC Agreement would be subject to excise tax as an excess parachute payment under Section 280G of the Code, and now provides for payments to be made on a “best net after-tax” basis.

In certain cases, some or all of the payments and benefits provided on termination of employment under the employment agreements and the CIC Agreements may be delayed for six months following termination to comply with the requirements of Section 409A of the Code.  Any payment required to be delayed would be paid at the end of the six-month period in a lump sum, with any payments due after the six-month period being paid at the normal payment date provided for under the agreement.  In the case of benefits that are delayed, the executive would pay the cost of benefit coverage during the six-month delay period and then be reimbursed by the Corporation at the end of the six-month period.

Retirement, Early Retirement, Death, Disability.  For terminations due to death or disability, vesting of any unvested restricted stock and retirement benefits occur at the date of termination.  For terminations due to retirement, restricted stock awards granted prior to December 31, 2022 provide for accelerated vesting at the date of termination.  For terminations due to early retirement, restricted stock awards provide for accelerated vesting upon the one-year anniversary of the date of termination and only if the individual has complied with a non-competition agreement. Further, restricted stock awards granted to key employees also provide for accelerated vesting in the event of termination by the Corporation for reasons other than cause.

In addition to the agreements discussed above and other elements of the Corporation’s executive compensation program detailed in the Compensation Discussion and Analysis within this Proxy Statement, Mr. Dillon is eligible, upon his retirement, to payment of post-retirement medical, prescription and dental benefits for himself and his spouse for life.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Corporation has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

Compensation Committee

Elizabeth R. Kelley, Chair
J. P. Causey Jr.
James H. Hudson III
C. Elis Olsson Dr. Jeffery O. Smith

2022 EXECUTIVE COMPENSATION TABLES

The table below summarizes the total compensation paid or earned by each of the Corporation’s named executive officers for the fiscal years ended December 31, 2022, 2021 and 2020.

Summary Compensation Table

						Change in
						Pension
					Non-	Value and
					Equity	Nonqualified
					Incentive	Deferred	All
				Stock	Plan	Compensation	Other
		Salary	Bonus[2]	Awards[3]	Compensation[4]	Earnings[5]	Compensation[6]	Total
Name and Principal Position[1]	Year	($)	($)	($)	($)	($)	($)	($)
Thomas F. Cherry	2022	520,000	—	202,240	213,652	52,773	171,393	1,160,058
President/	2021	440,000	—	217,408	295,000	48,498	156,227	1,157,133
Chief Executive Officer	2020	386,000	—	162,260	230,000	50,007	149,332	977,599
Jason E. Long	2022	270,000	13,717	78,368	86,283	17,487	71,269	537,124
Executive Vice President/Chief Financial Officer/	2021	255,000	—	92,863	100,000	16,098	67,730	531,691
Secretary	2020	227,000	—	69,160	70,000	15,569	47,646	429,375
Larry G. Dillon	2022	250,000	—	49,296	50,000	36,462	64,946	450,704
Executive Chairman	2021	250,000	—	54,625	50,000	320,628	83,469	758,722
	2020	250,000	—	52,668	50,000	360,547	75,504	788,719
Bryan E. McKernon	2022	235,000	—	51,824	228,944	—	21,907	537,675
President/Chief Executive	2021	235,000	—	57,903	1,652,020	—	32,238	1,977,161
Officer of C&F Mortgage Company	2020	235,000	—	55,860	2,296,762	—	35,359	2,622,981
S. Dustin Crone	2022	290,000	—	72,048	160,000	—	73,281	595,329
President/Chief Executive	2021	271,000	—	80,845	160,000	—	71,303	583,148
Officer of C&F Finance Company	2020	263,000	—	74,480	123,500	—	69,373	530,353

1	Reflects titles as of December 31, 2022.

2	The amount shown in this column for Mr. Long reflects the additional discretionary cash bonus he was awarded for 2022 based on achievement of key strategic priorities in 2022, which is discussed further on page 29.

3	The amounts in this column reflect the grant date fair value for restricted stock granted during fiscal years ended December 31, 2022, 2021 and 2020, respectively, pursuant to the 2013 Stock and Incentive Compensation Plan, calculated in accordance with ASC Topic 718, based on the closing price of the Corporation’s stock on the date of grant. These amounts do not include the 2022 long-term equity incentive compensation awards discussed in further detail on pages 30 to 33, which were granted in February 2023.

4	The amounts in this column reflect the short-term cash incentive compensation awards for 2022, 2021 and 2020, which are discussed in further detail on pages 27 to 30.

5	The amounts in this column reflect the actuarial increase in the present value of the named executive officers’ accumulated benefits under the Retirement Plan established by the Bank determined using assumptions consistent with those used in the Corporation’s audited financial statements. Amounts shown for Mr. Dillon include changes in the actuarial value of benefits earned prior to 2009, when the Bank offered a traditional pension plan, as discussed in further detail on page 34. Messrs. McKernon and Crone are not participants in the Retirement Plan. All earnings under the Nonqualified Plan are actual dividends and earnings of investments based on participants’ investment elections and are not required to be reported in this column.

6	The amounts in this column for 2022 include dividends paid on unvested stock awards for each NEO (including $19,081 for Mr. Cherry); contributions to defined contribution plans for each NEO (including $130,000 for Mr. Cherry, $48,750 for Mr. Long, $40,000 for Mr. Dillon and $51,500 for Mr. Crone); personal use of Corporation-owned automobiles and matching charitable contributions for each NEO; and club dues for Messrs. Cherry and Dillon. Amounts contributed to defined contribution plans for each NEO includes employer matching contributions to tax-qualified plans and also includes SERP contributions to the Nonqualified Plan made by the Corporation for 2022 of $114,750 for Mr. Cherry, $33,500 for Mr. Long, $25,000 for Mr. Dillon and $36,250 for Mr. Crone. These SERP contributions were not paid to the plan as of the end of the fiscal year, but were made by the Corporation in January 2023 into each respective NEO’s account in the plan. The Corporation’s defined contribution plans are discussed in further detail on pages 34 to 35.

The following table summarizes certain information with respect to cash and equity incentive opportunities established in 2022.

Grants of Plan-Based Awards for 2022

								Other Stock
								Awards:
								Number	Grant Date
								of Shares	Fair Value
		Estimated Possible Payouts Under			Estimated Possible Payouts Under			of Stock	of Stock
		Non-Equity Incentive Plan Awards[2]			Equity Incentive Plan Awards[3]			or Units[4]	Awards[1]
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Date[1]	($)	($)	($)	($)	($)	($)	(#)	($)
Thomas F. Cherry
Cash award		117,000	234,000	468,000
Equity award - Performance	n/a				58,500	117,000	175,500		133,104
Equity award - Annual	n/a							1,969	116,171
Jason E. Long
Cash award		47,250	94,500	189,000
Equity award - Performance	n/a				23,625	47,250	70,875		63,720
Equity award - Annual	n/a							795	46,905
Larry G. Dillon
Cash award		—	50,000	50,000
Equity award	n/a				—	50,000	50,000	—	50,150
Bryan E. McKernon
Cash award		—	228,944	—
Equity award - Performance	n/a				5,875	23,500	35,250		29,736
Equity award - Annual	n/a							396	23,364
S. Dustin Crone
Cash award		—	160,000	—
Equity award - Performance	n/a				9,063	36,250	54,375		39,235
Equity award - Annual	n/a							610	35,990

1	The 2022 long-term equity incentive compensation awards do not have a grant date during the year ended December 31, 2022 and were ultimately granted in the form of restricted stock on February 15, 2023. The awards granted under the MIP are comprised of a performance component and an annual component, and the award granted to Mr. Dillon is comprised of only a performance component. The fair value of these awards at the grant date was determined in accordance with ASC Topic 718, based on the closing price of the Corporation’s stock on that date and has been allocated, except for Mr. Dillon, to the two components in this table. The awards were granted in the form of restricted stock, subject to graded vesting over a period of three years or accelerated vesting under certain circumstances, and include rights to non-forfeitable dividends on unvested shares equal to dividends declared to common shareholders. See pages 30 to 33 for further details on the 2022 long-term equity incentive compensation awards. Because the fair value of these awards at the grant date was determined based on the closing price of the Corporation’s stock on that date, the values in this column are different from the Actual Award Values reflected in the table on page 33 which reflect the award values determined by the Compensation Committee, with the number of shares awarded determined based on the average closing stock price of the Corporation for the 20 business days preceding the grant date, rounded to next greater multiple of 25 shares.

2	These columns reflect the threshold, target and maximum amounts established under the 2022 short-term cash incentive compensation award for Messrs. Cherry and Long. The actual amounts awarded under the 2022 short-term cash incentive compensation award for Messrs. Cherry and Long were $213,652 and $86,283, respectively. Mr. Dillon’s short-term cash incentive compensation award is based on the Committee’s evaluation of his individual involvement and performance in matters of corporate strategy and governance and has a target and maximum of 20 percent of Mr. Dillon’s base salary. Threshold, target and maximum amounts are not established under the 2022 short-term cash incentive compensation award for Mr. McKernon, whose award is determined pursuant to his employment agreement and is based on the profitability of C&F Mortgage, or Mr. Crone, whose award is determined based on the ROA and net income of C&F Finance and achievement of strategic objectives. The amounts reported in these columns for Messrs. McKernon and Crone reflect the actual amounts of their 2022 short-term cash incentive compensation awards.

3	These columns reflect the threshold, target and maximum equity values established for the performance component of the 2022 long-term equity incentive compensation award. These amounts do not include $117,000, $47,250, $23,500 and $36,250 of the annual component of the 2022 long-term equity incentive compensation awards for Messrs. Cherry, Long, McKernon and Crone, respectively, which is fixed as a percentage of annual base salary and earned through consistent individual performance during 2022. Mr. Dillon’s long-term equity incentive compensation award is based on the Committee’s evaluation of his individual involvement and performance in matters of corporate strategy and governance and has a target and maximum of 20 percent of Mr. Dillon’s base salary.

4	The amounts in this column reflect the approximate number of shares granted for the annual component of the 2022 long-term equity incentive compensation award that were granted on February 15, 2023 based on the average closing price of the Corporation’s stock for the preceding 20 business days. The annual component is earned through consistent individual performance during 2022 and is not reported under the columns for equity incentive plan awards in this table because its value is fixed as a percentage of base salary.

The following table includes certain information with respect to all previously-awarded unvested restricted stock awards held by the named executive officers at December 31, 2022. None of the NEOs held any unexercised stock options at December 31, 2022.

Outstanding Equity Awards at 2022 Fiscal Year-End

	Stock Awards
			Market
		Number of	Value of
		Shares or	Shares or
		Units of	Units of
		Stock That	Stock That
		Have Not	Have Not
	Vesting	Vested[1]	Vested[2]
Name	Date	(#)	($)
Thomas F. Cherry	2/1/2023	3,050	177,724
	3/1/2023	1,333	77,674
	2/1/2024	4,975	289,893
	3/1/2024	1,333	77,674
	3/1/2025	1,334	77,732
Total:		12,025	700,697

Jason E. Long	2/1/2023	1,300	75,751
	3/1/2023	517	30,126
	2/1/2024	2,125	123,824
	3/1/2024	516	30,067
	3/1/2025	517	30,126
Total:		4,975	289,893

Larry G. Dillon	2/1/2023	990	57,687
	2/15/2023	975	56,813
	2/1/2024	1,250	72,838
Total:		3,215	187,338

Bryan E. McKernon	2/1/2023	1,050	61,184
	2/15/2023	1,025	59,727
	2/1/2024	1,325	77,208
Total:		3,400	198,118

S. Dustin Crone	2/1/2023	1,400	81,578
	3/1/2023	475	27,678
	2/1/2024	1,850	107,800
	3/1/2024	475	27,678
	3/1/2025	475	27,678
Total		4,675	272,412

1	The amounts in this column reflect the number of shares of restricted stock granted from 2020 through 2022 to each NEO pursuant to the 2013 Stock and Incentive Compensation Plan. Awards granted in 2020 and 2021 were modified in December 2021, and the vesting date of each award was changed to February 1 of the third year following the date of grant, subject to accelerated vesting under certain circumstances. Awards granted in 2022 are subject to graded vesting over a period of three years or accelerated vesting under certain circumstances. Participants are entitled to non-forfeitable dividends on unvested shares equal to dividends declared to common shareholders. This table does not include awards under the 2022 long-term equity incentive compensation award, which were granted on February 15, 2023.

2	The amounts in this column represent the fair market value of the restricted stock as of December 31, 2022, based on the closing price of the Corporation’s stock of $58.27 on December 30, 2022, which was the last business day of the year.

The following table provides information regarding the value realized by our NEOs who held restricted stock that vested during 2022.  None of the NEOs exercised any stock options during 2022.

Stock Vested for 2022

	Stock Awards
	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting[1]
Name	(#)	($)
Thomas F. Cherry	3,000	155,520
Jason E. Long	1,220	63,245
Larry G. Dillon	3,000	155,520
Bryan E. McKernon	1,000	51,840
S. Dustin Crone	1,350	69,984

1	The value realized on vesting is the fair market value based on the closing price of the Corporation’s stock on the date of vesting multiplied by the number of shares that vested. For purposes of this table, if the date of vesting was a non-business day, the closing price of the Corporation’s stock on the business day prior to the date of vesting was used.

The following table shows the actuarial present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each named executive officer and payments made to each named executive officer under the Retirement Plan, which is described in more detail beginning on page 34.

Pension Benefits as of December 31, 2022

		Number of Years	Present Value of	Payments During Last
		Credited Service	Accumulated Benefit[1]	Fiscal Year
Name	Plan Name	(#)	($)	($)
Thomas F. Cherry	Retirement Plan	26	707,473	—
Jason E. Long	Retirement Plan	8	83,266	—
Larry G. Dillon[2]	Retirement Plan	1	37,330	—
Bryan E. McKernon[3]	n/a	—	—	—
S. Dustin Crone[3]	n/a	—	—	—

1	Assumptions used in the calculation of these amounts are included in Note 14 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2022 included in the Corporation’s Annual Report on Form 10-K filed with the SEC on February 28, 2023. This account balance for each participant will grow each year with annual pay credits based on age and years of service and monthly interest credits based for 2022 on the December 2021 average yield for 30-year Treasuries plus 150 basis points, but no less than 3 percent and not to exceed the IRS third segment rate.

2	During 2021, Mr. Dillon received an in-service distribution of his benefits under the Retirement Plan as a lump sum, as a result of which his years of credited service were reduced to zero. Mr. Dillon has 44 years of actual service with the Corporation. He will continue to accrue benefits as an active participant in the plan from the date of his in-service distribution until his separation from service as an employee.

3	Messrs. McKernon and Crone are not participants in the Retirement Plan.

The following table summarizes our named executive officers’ compensation under our Nonqualified Plan, which is described in more detail beginning on page 35.

Nonqualified Deferred Compensation for 2022

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings	Withdrawals/	Balance
	Last FY1	Last FY2	in Last FY3	Distributions	at Last FYE[4,5]
Name	($)	($)	($)	($)	($)
Thomas F. Cherry	—	114,750	(243,095)	—	1,292,565
Jason E. Long	—	33,500	(26,275)	—	143,868
Larry G. Dillon	—	25,000	(223,626)	—	1,282,448
Bryan E. McKernon	—	—	(598,866)	1,000,000	2,246,967
S. Dustin Crone	—	36,250	(79,721)	—	467,394

1	Pursuant to the Nonqualified Plan, certain executives, including named executive officers, may defer any portion of their base salary or awards earned under the MIP. No NEOs elected to defer any portion of their compensation in 2022.

2	Amounts in this column represent discretionary employer SERP contributions for 2022 for each NEO other than Mr. McKernon, which were not paid to the plan as of the end of the fiscal year. These amounts are reported as 2022 compensation in the Summary Compensation Table on page 42 and were paid by the Corporation in January 2023 into each respective NEO’s account in the Nonqualified Plan.

3	Earnings (losses) attributed to participants under the Nonqualified Plan are actual returns based on their investment elections under the plan.

4	The aggregate balance includes $85,271 and $134,089 for Messrs. Long and Crone, respectively, which amounts were not vested as of December 31, 2022. These amounts would vest upon the earlier of death, disability, retirement, a change in control or five years from the year for which each applicable contribution was made.

5	Of the amounts disclosed in this column, $792,829, $82,025, $1,328,828, $437,899 and $208,525 were previously reported as compensation to Messrs. Cherry, Long, Dillon, McKernon and Crone, respectively, in Summary Compensation Tables for years prior to 2022.

The following table shows the potential payments upon termination, including following a change in control of the Corporation, for the NEOs based on agreements and plans in effect as of December 31, 2022.  The amounts in this table are calculated assuming the change in control or termination event occurred on December 31, 2022 and all executives were paid in a lump sum payment.  The fair market value of the Corporation’s stock as of December 31, 2022 is based on the closing price of $58.27 per share on December 30, 2022, which was the last business day of the year.

The amounts in this table are estimates, as the actual amounts to be paid to or received by an NEO can only be determined at the time of termination or change in control. Additionally, this table reports only amounts that are increased, accelerated or otherwise paid or payable as a result of the applicable termination or change in control event and, as a result, excludes amounts accrued through December 31, 2022, such as accrued but unpaid salary and incentive compensation amounts for completed performance periods, already vested restricted stock awards and vested account balances under the Retirement Plan and Nonqualified Plan.  In particular, certain vested amounts included in the tables above related to pension benefits or nonqualified deferred compensation may become payable upon a change in control and are excluded from the table below. This table also excludes any amounts that are available generally to all salaried employees in a manner that does not discriminate in favor of our NEOs.

Potential Payments Upon Termination or Change in Control

		Unvested and
		Accelerated		Supplemental
		Restricted	Welfare	Retirement	280G Tax
	Severance	Stock	Benefits	Benefits	Gross-ups[9]	Total
Name and Principal Position	($)	($)	($)	($)	($)	($)
Thomas F. Cherry President/Chief Executive Officer
Voluntary [1]	-	-	-	-	-	-
By Corporation without cause [2]	520,000	700,697	15,404	-	-	1,236,101
By Corporation with cause [1]	-	-	-	-	-	-
By Executive with good reason [3]	520,000	-	15,404	-	-	535,404
After change in control [4]	2,436,850	700,697	63,677	-	-	3,201,224
In anticipation of change in control [5]	2,445,000	700,697	15,404	-	-	3,161,101
Retirement [6]	-	-	-	-	-	-
Disability [7]	-	700,697	-	-	-	700,697
Death [7]	-	700,697	-	-	-	700,697
Jason E. Long Executive Vice President/Chief Financial Officer/Secretary
Voluntary [1]	-	-	-	-	-	-
By Corporation without cause [2]	270,000	289,893	15,207	-	-	575,100
By Corporation with cause [1]	-	-	-	-	-	-
By Executive with good reason [3]	270,000	-	15,207	-	-	285,207
After change in control [4]	740,000	289,893	45,415	85,271	-	1,160,579
In anticipation of change in control [5]	740,000	289,893	15,207	-	-	1,045,100
Retirement [6]	-	-	-	-	-	-
Disability [7]	-	289,893	-	85,271	-	375,164
Death [7]	-	289,893	-	85,271	-	375,164
Larry G. Dillon Executive Chairman
Voluntary [1]	-	-	-	-	-	-
By Corporation without cause [2]	-	187,338	-	-	-	187,338
By Corporation with cause [1]	-	-	-	-	-	-
By Executive with good reason	-	-	-	-	-	-
After change in control [4]	750,000	187,338	339,024	-	-	1,276,362
In anticipation of change in control [5]	750,000	187,338	339,024	-	-	1,276,362
Retirement [6]	-	130,525	338,696	-	-	469,221
Disability [7]	-	187,338	338,696	-	-	526,034
Death [7]	-	187,338	226,949	-	-	414,287
Bryan E. McKernon[8] President/Chief Executive Officer of C&F Mortgage
Voluntary [1]	-	-	-	-	-	-
By Corporation without cause [2]	176,250	198,118	-	-	-	374,368
By Corporation with cause [1]	-	-	-	-	-	-
By Executive with good reason	-	-	-	-	-	-
After change in control [4]	470,000	198,118	2,120	-	-	670,238
In anticipation of change in control [5]	470,000	198,118	2,120	-	-	670,238
Retirement [6]	-	138,391	-	-	-	138,391
Disability [7]	-	198,118	-	-	-	198,118
Death [7]	-	198,118	-	-	-	198,118
S. Dustin Crone President/Chief Executive Officer of C&F Finance
Voluntary [1]	-	-	-	-	-	-
By Corporation without cause [2]	290,000	272,412	7,375	-	-	569,787
By Corporation with cause [1]	-	-	-	-	-	-
By Executive with good reason [3]	290,000	-	7,375	-	-	297,375
After change in control [4]	900,000	272,412	14,461	134,089	-	1,320,962
In anticipation of change in control [5]	900,000	272,412	7,375	-	-	1,179,787
Retirement [6]	-	-	-	-	-	-
Disability [7]	-	272,412	-	134,089	-	406,501
Death [7]	-	272,412	-	134,089	-	406,501
1	There are no payments due in the event of voluntary termination by an NEO or if the Corporation terminates an NEO’s employment with cause.

2	In the event the Corporation elects to terminate employment without cause (including during the one-year period following non-renewal of the employment agreement), other than in connection with a change in control, employment agreements with Messrs.

Cherry, Long and Crone provide for payment in a lump sum of each executive’s annual base salary in effect immediately prior to termination and for continuing COBRA coverage, with the Corporation paying the employer portion of the cost of such coverage, for a period of twelve months, if the executive timely executes a general release of claims and complies with various post-employment covenants. Mr. McKernon would be entitled to receive a severance payment equal to nine months of his base salary. Additionally, 12,025, 4,975, 3,215, 3,400 and 4,675 shares of restricted stock would immediately become vested for Messrs. Cherry, Long, Dillon, McKernon and Crone, respectively, provided however that with respect to Messrs. Cherry, Dillon and McKernon, the vesting of these shares would be accelerated only if they did not continue to serve on the Boards of Directors of the Corporation and the Bank, as applicable. The welfare benefits represent the net present value of such benefits costs for twelve months.
3	Employment agreements with Messrs. Cherry, Long and Crone provide that in the event of termination of employment by the executive for good reason, as defined in the respective agreements, the executive would be entitled to the same severance and COBRA benefits described above in the case of termination by the Corporation without cause.
4	In the case of each NEO other than Mr. McKernon, upon termination by the Corporation without cause following a change in control, or termination by the executive with good reason following a change in control, the executive would be entitled to severance based on a multiple of the sum of (1) his highest annual base salary during the 24 months preceding the change in control date and (2) his highest annual bonus in the three years preceding the year in which the change in control occurred. For Mr. Cherry, the multiple is 2.99 times, for Messrs. Long and Crone, the multiple is 2 times, and for Mr. Dillon, the multiple is 2.5 times. In the case of Mr. McKernon, upon termination by the Corporation without cause following a change in control, or termination by Mr. McKernon with good reason following a change in control, Mr. McKernon would be entitled to severance in the amount of two times his highest annual base salary during the 24 months preceding the change in control date. The welfare benefits represent the net present value of benefits costs for three years in the case of Messrs. Cherry and Dillon and two years in the case of all other NEOs after the assumed change in control date. Additionally, unvested restricted stock and unvested balances in the Nonqualified Plan related to SERP contributions would immediately vest on the change in control date by the terms of the respective plans and agreements. The CIC Agreements provide for change in control benefits on a “best net after-tax” basis, such that the executive’s change in control benefits will be reduced to avoid excise taxes related to excess parachute payments under Section 280G of the Code only if such a reduction would result in greater after-tax compensation than without a reduction. The amounts shown in this table do not reflect any reductions that might be made pursuant to these provisions.

5	In the case of Messrs. Dillon and McKernon, their CIC Agreements treat a termination by the Corporation without cause in anticipation of a change in control in the same manner as a termination without cause following a change in control. In the case of Messrs. Cherry, Long and Crone, their employment agreements provide for severance and continuing COBRA coverage upon termination without cause, including termination in anticipation of a change in control. In addition, their CIC Agreements provide for a special termination benefit in such circumstances. The special termination benefit for Mr. Cherry is the sum of two times his highest annual base salary in effect during the 24 months preceding his termination and three times his highest annual bonus in the three years preceding the year in which his termination occurs. For each of Messrs. Long and Crone, the special termination benefit is the sum of his highest annual base salary in effect during the 24 months preceding his termination and two times his highest annual bonus in the three years preceding the year in which his termination occurs. Additionally, unvested restricted stock would immediately become vested upon termination by the Corporation without cause, provided however that with respect to Messrs. Cherry, Dillon and McKernon, the vesting of these shares would be accelerated only if they did not continue to serve on the Boards of Directors of the Corporation and the Bank, as applicable. The CIC Agreements provide for change in control benefits on a “best net after-tax” basis, such that the executive’s change in control benefits will be reduced to avoid excise taxes related to excess parachute payments under Section 280G of the Code only if such a reduction would result in greater after-tax compensation than without a reduction. The amounts shown in this table do not reflect any reductions that might be made pursuant to these provisions.

6	Messrs. Cherry, Long and Crone were not eligible for retirement or early retirement for purposes of the restricted stock accelerated vesting provisions, or in the case of Messrs. Long and Crone vesting of balances in the Nonqualified Plan related to SERP contributions, on December 31, 2022. Messrs. Dillon and McKernon were eligible for retirement at December 31, 2022. Upon retirement, 2,240 shares and 2,375 shares of unvested restricted stock for Messrs. Dillon and McKernon, respectively, would immediately vest, provided however that vesting would only be accelerated if Mr. Dillon or Mr. McKernon also retired from service on the Boards of Directors of the Corporation and the Bank, as applicable. Additionally, Mr. Dillon would be entitled to payment of medical, prescription and dental benefits for himself and his spouse for life, which is reported in this table as an actuarial present value of those benefits.

7	Payments for separation of service due to disability or death include accelerated vesting of restricted stock, and Messrs. Long and Crone would be immediately vested in balances in the Nonqualified Plan related to SERP contributions. Additionally, Mr. Dillon would be entitled to payment of medical, prescription and dental benefits for himself and his spouse for life, which is reported in this table as an actuarial present value of those benefits.

8	The amounts in this table present the amounts that would have been due assuming a change in control or termination event occurred on December 31, 2022. No value is provided in this table for C&F Mortgage’s right to purchase a limited non-solicitation commitment from Mr. McKernon in the event of termination of his employment for any reason other than pursuant to a three-year notice, because such purchase is subject to C&F Mortgage’s election and the amount of any such purchase would depend on certain elections to be made by C&F Mortgage.

9	None of the Corporation’s current agreements with executives provide for 280G tax gross-up payments.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2022 with respect to compensation plans under which equity securities of the Corporation are authorized for issuance:

Number of securities
remaining available for
future issuance under
	Number of securities to	Weighted-average	equity compensation plans
	be issued upon exercise	exercise price of	(excluding securities
	of outstanding options	outstanding options	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by shareholders [1]	—	$—	179,695
Equity compensation plans not approved by shareholders[2]	—	—	—
Total	—	$—	179,695
1	Consists of the 2022 Stock and Incentive Compensation Plan.
2	The Corporation does not have any equity compensation plans that have not been approved by shareholders.

CEO Pay Ratio

We determined that the 2022 annual total compensation of the median-compensated employee of all our employees, other than the CEO, as of December 31, 2022 was $87,794; the CEO’s 2022 annual total compensation was $1,160,058; and the ratio of these amounts was 13:1.

For our median compensated employee as of December 31, 2022, we used the same employee who was identified as our median compensated employee as of December 31, 2021 and 2020, as there has been no change in our employee population or employee compensation arrangements during 2021 or 2022 that the Corporation believes would result in a significant change in our CEO pay ratio disclosure.  As of December 31, 2020, our total population consisted of 692 employees, all of whom worked in the United States. This population consisted of all of our full-time and part-time employees. To identify the median compensated employee, we used a consistently applied compensation measure defined as wages reported on each employee’s 2020 IRS Form W-2. We further annualized pay for those individuals not employed for a full year in 2020, but who were employed as of December 31, 2020.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pay Versus Performance

Our executive compensation program is designed to be fair, reasonable, competitive and tied to the achievement of specific goals consistent with the overall strategy of the Corporation. We believe that this alignment between executive compensation and shareholder interests will drive corporate performance over time. The following information summarizes the relationship between compensation actually paid to NEOs and certain measures of financial performance of the Corporation. The amounts of compensation shown below are discussed in further detail in the Compensation Discussion and Analysis beginning on page 19 and in the preceding tables.

Pay Versus Performance

Average
			Summary	Average	Value of Initial Fixed $100
			Compensation	Compensation	Investment Based on3:
	Summary		Table Total	Actually Paid		Peer group
	Compensation	Compensation	for Non-PEO	to Non-PEO	Total	Total
	Table Total	Actually Paid	Named Executive	Named Executive	Shareholder	Shareholder	Net Income	Adjusted	Adjusted
	for PEO[1]	to PEO[2]	Officers[1]	Officers[2]	Return	Return	(in thousands)	ROE[4]	ROA[4]
Year	($)	($)	($)	($)	($)	($)	($)	(%)	(%)
2022	1,160,058	1,236,413	530,208	553,696	117.2	100.7	29,369	13.64	1.16
2021	1,157,133	1,363,725	962,681	982,576	99.7	106.4	29,123	15.22	1.38
2020	977,599	672,340	1,092,857	865,040	70.1	74.3	22,424	12.54	1.14
1	The amounts shown above are the amounts reported in the Summary Compensation Table on page 42 as total compensation for Mr. Cherry, who was the principal executive officer (“PEO”) for all years presented, and the average for each year of total compensation for Messrs. Long, Dillon, McKernon and Crone, who were the NEOs other than the PEO for all years presented.

2	Compensation actually paid to Mr. Cherry represents total compensation reported in the Summary Compensation Table, with certain adjustments as described below. Compensation actually paid differs from the amount shown in the Summary Compensation Table and does not represent the total amount earned or total amount paid in any particular year. Total compensation, as reported in the Summary Compensation Table, was adjusted by (1) removing the change in pension value, which represents the actuarial increase in present value of accumulated benefits in each year under the Retirement Plan established by the Bank for Messrs. Cherry, Long and Dillon; (2) including the amount of service cost recognized by the Corporation under ASC Topic 715, which represents the actuarial present value of benefits under the Retirement Plan attributable to services rendered in each year for Messrs. Cherry, Long and Dillon; (3) removing the grant date fair value of stock awards granted in each year, as determined under ASC Topic 718; (4) including with respect to outstanding restricted stock awards for each year (i) the year-end fair value of any awards granted during the year that are outstanding and unvested as of the end of the year; (ii) the change in fair value as of the end of the year (from the end of the prior year) of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; and (iii) for awards granted in prior years that vested in the applicable year, the change in fair value as of the vesting date (from the end of the prior year). Total compensation as reported in the Summary Compensation Table and compensation actually paid both include the amount of dividends paid on unvested restricted stock awards.

The amounts of the adjustments described above that were added to (or deducted from) the Summary Compensation Table total for the PEO to arrive at compensation actually paid for the PEO for each year are shown in the table below.

				Year End		Change in
			Grant Date	Fair Value of	Change in Fair Value	Fair Value of Stock Awards
	Change in	Pension	Fair Value of	Stock Awards	of Outstanding and	Granted in Prior Years that
	Pension Value	Service Cost	Stock Awards	Granted	Unvested Stock Awards	Vested in the Year
Year	($)	($)	($)	($)	($)	($)
2022	(52,773)	39,521	(202,240)	233,080	56,817	1,950
2021	(48,498)	40,537	(217,408)	254,670	85,185	92,106
2020	(50,007)	36,843	(162,260)	113,186	(230,301)	(12,720)

The amounts of the adjustments described above that were added to (or deducted from) the average Summary Compensation Table total for NEOs other than the PEO to arrive at average compensation actually paid to non-PEO NEOs for each year are shown in the table below.

				Year End		Change in
			Grant Date	Fair Value of	Change in Fair Value	Fair Value of Stock Awards
	Change in	Pension	Fair Value of	Stock Awards	of Outstanding and	Granted in Prior Years that
	Pension Value	Service Cost	Stock Awards	Granted	Unvested Stock Awards	Vested in the Year
Year	($)	($)	($)	($)	($)	($)
2022	(13,487)	6,335	(62,884)	72,473	19,983	1,068
2021	(84,182)	6,774	(71,559)	83,824	39,811	45,227
2020	(94,029)	5,607	(63,042)	43,975	(111,620)	(8,708)

3	Cumulative total shareholder return is calculated assuming $100 was invested in the common stock of the Corporation or in the stock of the financial institutions included in the 2022 Incentive Compensation Peer Group on December 31, 2019, and assumes the reinvestment of dividends. For more information on the financial institutions included in the 2022 Incentive Compensation Peer Group, refer to page 26 and to the stock performance graph included in Item 5. “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities,” in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 28, 2023. For purposes of the cumulative total shareholder return reported in this table, the 2022 Incentive Compensation Peer Group is weighted according to the respective financial institution’s market capitalization as of December 31, 2019.
4	Adjusted ROE and adjusted ROA are financial measures that are not consistent with U.S. GAAP that are considered by the Corporation as part of its executive compensation program. Refer to Appendix A for information regarding these non-GAAP financial measures, including a reconciliation to the most directly comparable U.S. GAAP financial measures. The Committee has identified a variety of performance goals and metrics used for the purpose of awarding compensation to executive officers that are consistent with the Corporation’s overall compensation philosophy and the long-term interests of its shareholders. Among these, the Committee has identified adjusted ROE as the most important financial performance measure (that is not otherwise required to be disclosed in the table above) used by the Corporation to link compensation actually paid to its NEOs for the year ended December 31, 2022 to company performance. Adjusted ROA, which is also used by the Corporation to evaluate performance as part of its executive compensation program, is shown in the table above as a supplemental financial performance measure.

The relationship between (1) compensation actually paid to the PEO and the average of compensation actually paid to NEOs other than the PEO and (2) cumulative total shareholder return on the common stock of the Corporation and cumulative total shareholder return on the stock of the 2022 Incentive Compensation Peer Group for the last three completed fiscal years is shown in Figure 1.

Figure 1: Compensation Actually Paid and Total Shareholder Return (TSR)

The relationship between (1) compensation actually paid to the PEO and the average of compensation actually paid to NEOs other than the PEO and (2) net income of the Corporation for the last three completed fiscal years is shown in Figure 2.

Figure 2: Compensation Actually Paid and Net Income

The Committee has identified adjusted ROE as the most important financial performance measure (that is not otherwise required to be disclosed in the table above) used by the Corporation to link compensation actually paid to its NEOs for the year ended December 31, 2022 to company performance. The Committee uses a composite ranking of the Corporation’s ROE and ROA performance among the financial institutions of the 2022 Incentive Compensation Peer Group in the determination of short-term cash incentive compensation awards for Messrs. Cherry and Long, as discussed further beginning on page 27.  (Adjusted ROA is also shown in the table above as a supplemental financial performance measure.) The Committee also uses the Corporation’s three-year ROTCE (as defined by the Committee) relative to the 2022 Incentive Compensation Peer Group in the determination of Long-Term Equity Incentive Compensation Awards for each NEO, as discussed further beginning on page 30.

The relationship between (1) compensation actually paid to the PEO and the average of compensation actually paid to NEOs other than the PEO and (2) adjusted ROE for the last three completed fiscal years is shown in Figure 3.

Figure 3: Compensation Actually Paid and Adjusted ROE

The relationship between (1) compensation actually paid to the PEO and the average of compensation actually paid to NEOs other than the PEO and (2) adjusted ROA, which is presented as a supplemental financial performance measure, for the last three completed fiscal years is shown in Figure 4.

Figure 4: Compensation Actually Paid and Adjusted ROA

The following table lists the financial performance measures determined by the Committee to be the most important financial performance measures used by the Corporation to link compensation actually paid to its NEOs for the year ended December 31, 2022 to company performance.

Financial Performance Measures Linked to Compensation of Executives Other than Mr. McKernon
Net income
Adjusted ROE
Adjusted ROA
ROTCE (as defined by the Committee)
Loan delinquencies
Net charge-off ratio
Loan growth

Financial Performance Measures Linked to Compensation of Mr. McKernon
Net income before taxes of C&F Mortgage
ROTCE (as defined by the Committee)
Net margin on mortgage loan originations at C&F Mortgage

AUDIT COMMITTEE MATTERS

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Yount, Hyde & Barbour, P.C. (“YHB”) as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2023. YHB also served as independent registered public accounting firm for the fiscal year ended December 31, 2022.  In the event that the appointment of YHB is not ratified by shareholders at the Annual Meeting, the Audit Committee will consider making a change in the independent registered public accounting firm for 2024.

Representatives of YHB are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to your questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF YOUNT, HYDE & BARBOUR, P.C. AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

Evaluation and Selection of Principal Accountant

The Audit Committee performs an annual evaluation of YHB as its independent registered public accounting firm.  As part of this evaluation, the Audit Committee considers various matters that are relevant to the suitability of the firm, its independence, and the quality of the audit services provided to the Corporation.  Among other matters, the Audit Committee considers communications with the firm related to its independence and the performance of its audits, its reputation, and the results of inspections and reviews performed by the Public Company Accounting Oversight Board of the firm’s audits and quality controls.  The Audit Committee is responsible for approving the compensation paid to the Corporation’s independent registered public accounting firm.  In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be regular rotation of the independent public accounting firm.  The Audit Committee oversees the Corporation’s cooperation with its independent registered public accounting firm to ensure the firm’s continuing independence.  Key audit partners involved in the audit of the consolidated financial statements of the Corporation are rotated every five years as required by law and SEC regulations. YHB has served as the Corporation’s independent registered public accounting firm since 1997.

The members of the Audit Committee and the Board believe that continued retention of YHB to serve as the Corporation’s independent registered public accounting firm is in the best interests of the Corporation and its shareholders.

Principal Accountant Fees

The following table presents the fees for professional audit services rendered by YHB for the audit of the Corporation’s annual financial statements for the years ended December 31, 2022 and 2021, and fees billed for other services rendered by YHB during those periods.  All such audit and non-audit services were pre-approved by the Audit Committee, which concluded that the provision of such services by YHB was compatible with the maintenance of that firm’s independence in the conduct of their auditing functions.

	Year Ended December 31,
	2022	2021
Audit fees [1]	$301,450	$287,400
Audit-related fees [2]	63,050	61,300
Tax fees [3]	43,875	39,406
All other fees	—	—
	$408,375	$388,106

1	Audit fees consist of audit and review services, consents, review of documents filed with the SEC; C&F Mortgage’s, C&F Select LLC’s and C&F Finance’s standalone audits; review of the Bank’s special purpose standalone financial statements; and the attestation report on internal controls under SEC rules. For 2022, includes amounts billed through December 31, 2022 and additional amounts estimated to be billed for the 2022 audit.

2	Audit-related fees consist of employee benefit plan audits; HUD audits; and consultation concerning financial accounting, reporting standards and other related issues.

3	Tax fees consist of preparation of federal and state tax returns; reviews of quarterly estimated tax payments and consultations regarding tax compliance issues.

Audit Committee Pre-Approval Policy

Pursuant to the terms of the Corporation’s Audit Committee Charter, the Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Corporation’s independent registered public accounting firm.  The Audit Committee, or a designated member of the Audit Committee, must pre-approve all audit (including audit-related) and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the registered public accounting firm’s independence.  The Audit Committee has delegated interim pre-approval authority to Mr. D. Anthony Peay, Chair of the Audit Committee.  Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting.  The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.  The CFO will report to the Audit Committee actual fees incurred periodically throughout the year, by category of service.  With respect to each proposed pre-approved service, the independent registered public accounting firm must provide detailed back-up documentation to the Audit Committee regarding the specific service to be provided pursuant to a given pre-approval of the Audit Committee.  Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee (or the Audit Committee Chair) by both the independent registered public accounting firm and the Corporation’s CFO, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.  The Audit Committee conducts an annual review of its pre-approval policy to evaluate the policy’s appropriateness and compliance with applicable law and exchange listing standards.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is currently comprised of six directors, all of whom satisfy all of the following criteria:  (1) meet the independence requirements set forth in the NASDAQ listing standards’ definition of “independent director,” (2) have not accepted directly or indirectly any consulting, advisory, or other compensatory fee from the Corporation or any of its subsidiaries, (3) are not affiliated persons of the Corporation or any of its subsidiaries, (4) have not participated in the preparation of the financial statements of the Corporation or any of its current subsidiaries at any time during the past three years, and (5) are competent to read and understand financial statements.  In addition, at least one member of the Audit Committee has past employment experience in finance or accounting or comparable experience which results in the individual’s financial sophistication.  The Board has determined that the Chair of the Audit Committee, Mr. D. Anthony Peay, qualifies as an “audit committee financial expert” within the meaning of applicable regulations of the SEC promulgated pursuant to the Sarbanes-Oxley Act.  Mr. Peay is independent of management based on the independence requirements set forth in the NASDAQ listing standards’ definition of “independent director.”  The Audit Committee has furnished the following report:

The Audit Committee is appointed by the Corporation’s Board to assist the Board in overseeing: (1) the quality and integrity of the financial statements of the Corporation, (2) the independent registered public accounting firm’s qualifications and independence, (3) the performance of the Corporation’s internal audit function and independent registered public accounting firm, (4) the Corporation’s compliance with legal and regulatory requirements, (5) the review, approval and ratification of all covered related party transactions and (6) the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Corporation’s risk assessment and risk management policies.  The authority and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board and include sole responsibility for the appointment, compensation and evaluation of the Corporation’s independent registered public accounting firm and the internal auditors for the Corporation, as well as establishing the terms of such engagements.  The Audit Committee has the authority to retain the services of independent legal, accounting or other advisors as the Audit Committee deems necessary, with appropriate funding available from the Corporation, as determined by the Audit Committee, for such services.  The Audit Committee reviews and reassesses its charter annually and recommends any changes to the Board for approval.  The Audit Committee Charter is posted on the Corporation’s website.

The Audit Committee is responsible for overseeing the Corporation’s overall financial reporting process.  In fulfilling its oversight responsibilities for the financial statements for fiscal year 2022, the Audit Committee:

●	Monitored the preparation of quarterly and annual financial reports by the Corporation’s management;
●	Reviewed and discussed the annual audit process and the audited financial statements for the fiscal year ended December 31, 2022 with management and YHB, the Corporation’s independent registered public accounting firm;
●	Discussed with management, YHB and the Corporation’s Director of Internal Audit the adequacy of the system of internal controls;
●	Discussed with YHB the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and
●	Received the written disclosures and the letter from YHB required by the applicable requirements of the Public Company Accounting Oversight Board regarding YHB’s communications with the Audit Committee concerning independence. The Audit Committee discussed with YHB its independence.

The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Audit Committee determined appropriate.  In addition, the Audit Committee’s meetings included, when appropriate, executive sessions with the Corporation’s independent registered public accounting firm and the Corporation’s Director of Internal Audit, in each case without the presence of the Corporation’s management.

In performing all of these functions, the Audit Committee acts only in an oversight capacity.  Also, in its oversight role, the Audit Committee relies on the work and assurances of the Corporation’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in their report, express an opinion on the conformity of the Corporation’s annual financial statements to accounting principles generally accepted in the United States of America.

Based on the Audit Committee’s review of the audited consolidated financial statements and discussions with management and YHB, including those referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.

Audit Committee

D. Anthony Peay, Chair
Dr. Julie R. Agnew	C. Elis Olsson
J. P. Causey Jr.	Paul C. Robinson
James T. Napier

OTHER MATTERS

Security Ownership of Certain Beneficial Owners and Management

The following table shows as of February 15, 2023, the beneficial ownership of the Corporation’s common stock, par value $1.00 per share, held by (a) each director and director nominee, (b) each named executive officer, (c) all currently-serving directors and executive officers of the Corporation as a group, and (d) each holder of more than five percent of the Corporation’s common stock.

	Amount and Nature of
Name	Beneficial Ownership[1]		Percent of Class
Julie R. Agnew	3,072		*
J. P. Causey Jr.	28,041	(2)	*
Thomas F. Cherry	41,172	(3)	1.2%
S. Dustin Crone	12,845	(3)	*
Larry G. Dillon	34,405	(3)	*
Audrey D. Holmes	12,260	(2)	*
James H. Hudson III	11,627	(2)	*
Elizabeth R. Kelley	3,072	(2)	*
Jason E. Long	9,212	(3)	*
Bryan E. McKernon	15,646	(3)	*
James T. Napier	4,535	(2)	*
C. Elis Olsson	12,495	(2)	*
D. Anthony Peay	1,755	(2)	*
Paul C. Robinson	15,843	(2)	*
George R. Sisson III	5,635	(2)	*
Jeffery O. Smith	1,145	(2)	*
All Directors and Executive Officers as a group (17 persons)	220,201		6.3%

>5% Shareholders:
Dimensional Fund Advisors LP	189,652	(4)	5.5%
*	Represents less than 1 percent of the total outstanding shares of the Corporation’s common stock.

1	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act, under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days (“presently exercisable”). Except as otherwise indicated, each director or executive officer has sole voting and investment power with respect to the shares shown, and none of such shares are pledged.

2	Includes 1,030 shares each of stock restricted as to sale or other transfer for each non-employee director other than Dr. Agnew. A description of the plan under which these restricted shares of stock were issued is set forth above in “Director Compensation.” Also includes 3,720 shares held by Mr. Olsson’s adult children, with respect to which shares Mr. Olsson shares voting and investment power, and 500 shares held in a family trust, of which Mr. Olsson is trustee. Also includes 2,100 shares held by a church with respect to which shares Mr. Sisson shares voting and investment power in his voluntary capacity with the church. Also includes 1,200 shares held by the Mary Hedrick Causey Family Trust, with respect to which shares Mr. Causey has voting and investment power in his capacity as trustee for the trust. Excludes 389, 877 and 738 shares held solely by Messrs. Hudson’s, Olsson’s and Sisson’s spouses, respectively, as to which Messrs. Hudson, Olsson and Sisson each disclaim beneficial ownership.

3	Includes 13,200, 4,550, 2,100, 5,550 and 2,225 shares of stock restricted as to sale or other transfer for Messrs. Cherry, Crone, Dillon, Long and McKernon, respectively. A description of the plan under which these restricted shares of stock were issued is set forth above in greater detail in “Compensation Discussion and Analysis.”

4	This information is based on Amendment No. 3 to Schedule 13G filed with the SEC on February 10, 2023, which reported that Dimensional Fund Advisors LP (“Dimensional”) had sole voting power over 184,340 shares and sole investment power over 189,652 shares. Dimensional is a registered investment advisor and may be deemed to have beneficial ownership of these shares which are held by certain investment companies, trusts and accounts for which Dimensional serves as investment advisor, sub-advisor and/or manager. Dimensional disclaims beneficial ownership of all such shares. The address of Dimensional is 6300 Bee Cave Road, Building One, Austin, Texas 78746.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires directors, executive officers, and beneficial owners of greater than 10 percent of the Corporation’s common stock to file reports concerning their ownership of and transactions in Corporation common stock.  Based on a review of the copies of those reports furnished to the Corporation, or written representations that no other reports were required, the Corporation believes that its officers and directors complied with all such filing requirements under Section 16(a) during 2022.

Interest of Management in Certain Transactions

During 2022 and up to the present time, there were transactions between the Corporation’s banking subsidiary and certain members of the Compensation Committee or their associates, all consisting of extensions of credit by the Bank in the ordinary course of business.  As of December 31, 2022, the total maximum extensions of credit (including used and unused lines of credit) to policy-making officers, directors and their associates amounted to $1.5 million, or 0.8 percent of total year-end capital.  The maximum aggregate amount of such indebtedness outstanding during 2022 was $2.4 million, or 1.2 percent of total year-end capital.  These loans were made in the ordinary course of the Bank’s business, on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the same time for comparable transactions with unrelated parties, and in the opinion of management and the Board, do not involve more than the normal risks of collectability or present other unfavorable features.  The Corporation expects to have similar banking transactions in the future with its officers, directors and their associates.

The Board has adopted a written policy with respect to related party transactions that governs the review, approval or ratification of covered related party transactions.  The Audit Committee oversees this policy.  The policy generally provides that we may enter into a related party transaction only if the Audit Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, the transaction involves compensation approved by the Compensation Committee or with respect to loans to or similar relationships with related parties, the loan or other relationship has been approved in accordance with the Corporation’s Regulation O procedures and is not disclosed as nonaccrual, past due, restructured or a potential problem loan.

In the event management determines to recommend a related party transaction, the transaction must be presented to the Audit Committee for approval.  After review, the Audit Committee will approve or disapprove such transaction and quarterly, management will update the Audit Committee as to any material change to the approved related party transaction.  The Audit Committee approves only those related party transactions that are in, or are not inconsistent with, the best interests of the Corporation and its shareholders, as the Audit Committee determines in good faith.

For purposes of this policy, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Corporation or a subsidiary is, was or will be a participant and the amount involved exceeds $120,000 and in which any related party had, has or will have a direct or indirect material interest.  For purposes of determining whether a transaction is a related party transaction, the Audit Committee refers to Item 404 of Regulation S-K, promulgated under the Exchange Act.

A “related party” is (i) any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the Corporation or a nominee to become a director, (ii) any person who is known to be the beneficial owner of more than 5 percent of any class of our voting securities, (iii) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and any person (other than a tenant or employee) sharing the household of any of the foregoing persons, and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5 percent or greater beneficial ownership interest.

Other Business

As of the date of this Proxy Statement, management of the Corporation has no knowledge of any matters to be presented for consideration at the Annual Meeting other than Proposal One, Proposal Two, and Proposal Three referred to above.  If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies. In accordance with these rules, only one proxy statement and annual report may be delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. Shareholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker if they are beneficial owners or, if they are shareholders of record,  direct their request to American Stock Transfer & Trust LLC, the Corporation’s stock transfer agent, by telephone at (877) 864-4749.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, if you are a beneficial owner or, if you are a shareholder of record, direct your written request to American Stock Transfer & Trust LLC, 6201 15th Avenue, Brooklyn, New York, 11219, or direct your request by telephone at (877) 864-4749.

If requested, we will also promptly deliver, upon oral or written request, a separate copy of the proxy statement and annual report to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Corporation’s Secretary, C&F Financial Corporation, 3600 La Grange Parkway, Toano, Virginia 23168, or by telephone at (804) 843-2360.

Shareholder Proposals For 2024 Annual Meeting

If any shareholder intends to propose a matter for consideration at the Corporation’s 2024 Annual Meeting (other than director nominations, discussed on pages 14 and 15), notice of the proposal must be received in writing by the Corporation’s Secretary by January 25, 2024.  If any shareholder intends to present a proposal to be considered for inclusion in the Corporation’s proxy materials in connection with the 2024 Annual Meeting, the proposal must meet the requirements of Rule 14a-8 under the Exchange Act and must be received by the Corporation’s Secretary, at the Corporation’s principal office in Toano, Virginia, on or before November 11, 2023.

In addition, the proxy solicited by the Board of Directors for the 2024 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if the Corporation has not received notice of such proposal by January 25, 2024, in writing delivered to the Corporation’s Secretary.

By Order of the Board of Directors,

Jason E. Long
Secretary

Toano, Virginia

March 10, 2023

A copy of the Corporation’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2022 (including exhibits), will be furnished without charge to shareholders upon written request to Secretary, C&F Financial Corporation, 3600 La Grange Parkway, Toano, Virginia 23168.  Copies of the Annual Report on Form 10-K may also be obtained without charge by visiting the Corporation’s website at www.cffc.com.

Appendix A

NON-GAAP FINANCIAL MEASURES

The accounting and reporting policies of the Corporation conform to U. S. GAAP and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include adjusted net income, adjusted earnings per share, adjusted ROE, adjusted ROA, ROTCE and adjusted ROTCE.

Management believes that the use of these non-GAAP measures provides meaningful information about operating performance by enhancing comparability with other financial periods and other financial institutions. The non-GAAP measures used by management enhance comparability by excluding the effects of items that do not reflect ongoing operating performance. These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently.

A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below.

A-1

	For The Year Ended
	December 31,
(Dollars in thousands, except per share amounts)	2022	2021	2020
Adjusted Net Income and Adjusted Earnings Per Share
Net income, as reported	$29,369	$29,123	$22,424
Sale of PCI loans[1]	-	-	(2,756)
Early repayment charges[2]	-	-	1,735
Pension settlement accounting[3]	-	995	-
Merger related expenses[4]	-	-	1,132
Branch consolidation[5]	(228)	(107)	222
Change in accounting policy election[6]	(2,151)	-	-
Change in tax law	-	-	(326)
Adjusted net income	$26,990	$30,011	$22,431

Weighted average shares - basic and diluted	3,517,114	3,604,119	3,648,696

Earnings per share - basic and diluted, as reported	$8.29	$7.95	$6.06
Sale of PCI loans	-	-	(0.76)
Early repayment charges	-	-	0.48
Pension settlement accounting	-	0.28	-
Merger related expenses	-	-	0.31
Branch consolidation	(0.07)	(0.03)	0.06
Change in accounting policy election	(0.61)	-	-
Change in tax law	-	-	(0.09)
Adjusted earnings per share - basic and diluted	$7.61	$8.20	$6.06

Adjusted ROE
Average total equity, as reported	$197,876	$197,204	$178,862

ROE, as reported	14.84%	14.77%	12.54%
Adjusted ROE	13.64%	15.22%	12.54%

Adjusted ROA
Average total assets, as reported	$2,319,683	$2,167,419	$1,966,299

ROA, as reported	1.27%	1.34%	1.14%
Adjusted ROA	1.16%	1.38%	1.14%

Return on Average Tangible Common Equity and
Adjusted Return on Average Tangible Common Equity
Average total equity, as reported	$197,876	$197,204	$178,862
Average goodwill	(25,191)	(25,191)	(25,096)
Average other intangible assets	(1,820)	(2,127)	(2,442)
Average noncontrolling interest	(737)	(907)	(767)
Average tangible common equity	$170,128	$168,979	$150,557

Net income	$29,369	$29,123	$22,424
Amortization of intangibles	298	314	331
Net income attributable to noncontrolling interest	(210)	(456)	(307)
Net tangible income attributable to C&F Financial Corporation	$29,457	$28,981	$22,448

Adjusted net income	$26,990	$30,011	$22,431
Amortization of intangibles	298	314	331
Net income attributable to noncontrolling interest	(210)	(456)	(307)
Adjusted net tangible income attributable to C&F Financial Corporation	$27,078	$29,869	$22,455

Return on average tangible common equity	17.31%	17.15%	14.91%
Adjusted return on average tangible common equity	15.92%	17.68%	14.91%

________________________

1	Sale of PCI loans is net of related income taxes of $733,000 for the year ended December 31, 2020.
2	Early repayment charges are net of related income tax benefits of $462,000 for the year ended December 31, 2020.
3	Pension settlement expense is net of related income tax benefits of $265,000 for the year ended December 31, 2021.
4	Merger related expenses are net of related income tax benefits of $264,000 for the year ended December 31, 2020. Merger related expenses for the community banking segment are net of related income tax benefits of $264,000 for the year ended December 31, 2020.
5	Branch consolidation are gains recognized on the sale of former bank branch locations subsequent to consolidation into nearby branches and are net of related income taxes of $61,000 for the year ended December 31, 2022. Branch consolidation charges consist of income tax benefits of $107,000 for the year ended December 31, 2021. Branch consolidation charges are net of related income taxes of $59,000 for the year ended December 31, 2020.
6	A change in accounting policy election for certain equity investments, primarily consisting of equity interests in an independent insurance agency and a full service title and settlement agency, resulted in fair value adjustments in the fourth quarter of 2022, which resulted in the one-time recognition of additional other income of $2.2 million, net of related income taxes of $572,000.

A-2

Appendix B

Past Compensation Peer Groups

2020 Incentive Compensation Peer Group

The financial institutions included in the 2020 Incentive Compensation Peer Group are shown in the table below.

American National Bankshares Inc. (VA)	MVB Financial Corp. (WV)
CapStar Financial Holdings, Inc. (TN)	National Bankshares, Inc. (VA)
Community Bankers Trust Corporation (VA)	Old Line Bancshares, Inc. (MD)
The Community Financial Corporation (MD)	Peoples Bancorp of North Carolina, Inc. (NC)
First Community Bancshares, Inc. (VA)	Premier Financial Bancorp, Inc. (WV)
First Community Corporation (SC)	Reliant Bancorp, Inc. (TN)
First United Corporation (MD)	Select Bancorp, Inc. (NC)
FVCBankcorp, Inc. (VA)	Shore Bancshares, Inc. (MD)
HomeTrust Bancshares, Inc. (NC)	SmartFinancial, Inc. (TN)
Howard Bancorp, Inc. (MD)	Southern First Bancshares, Inc. (SC)
Limestone Bancorp, Inc. (KY)	Southern National Bancorp of Virginia, Inc. (VA)
MainStreet Bancshares, Inc. (VA)	Summit Financial Group, Inc. (WV)

2021 Incentive Compensation Peer Group

The financial institutions included in the 2021 Incentive Compensation Peer Group are shown in the table below.

American National Bankshares Inc. (VA)	National Bankshares, Inc. (VA)
Blue Ridge Bankshares, Inc. (VA)	Old Point Financial Corporation (VA)
CapStar Financial Holdings, Inc. (TN)	Partners Bancorp (MD)
First Community Bancshares, Inc. (VA)	Peoples Bancorp of North Carolina, Inc. (NC)
First Community Corporation (SC)	Primis Financial Corporation (VA)
First United Corporation (MD)	Shore Bancshares, Inc. (MD)
FVCBankcorp, Inc. (VA)	SmartFinancial, Inc. (TN)
Limestone Bancorp, Inc. (KY)	Southern First Bancshares, Inc. (SC)
MainStreet Bancshares, Inc. (VA)	Summit Financial Group, Inc. (WV)
MVB Financial Corporation (WV)	The Community Financial Corporation (MD)

B-1

Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 20430300000000001000 1 041823 COMPANY NUMBER ACCOUNT NUMBER ANNUAL MEETING OF SHAREHOLDERS OF C&F FINANCIAL CORPORATION April 18, 2023 1. To elect directors as instructed below. O Dr. Julie R. Agnew O J.P. Causey Jr. O Thomas F. Cherry O George R. Sisson III FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement, proxy card and 2022 Annual Report to Shareholders are available at http://www.astproxyportal.com/ast/08723/ 2. To approve, in an advisory, non-binding vote, the compensation of the Corporation’s named executive officers disclosed in the Proxy Statement. 3. To ratify the appointment of Yount, Hyde & Barbour, P.C. as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2023. 4. To transact such other business as may properly come before the meeting or any adjournment thereof. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL DIRECTOR NOMINEES AND "FOR" PROPOSALS 2 AND 3. Meeting Attendance I plan to attend the Annual Meeting on Tuesday, April 18, 2023. Please check here if you plan to attend the meeting. FOR AGAINST ABSTAIN INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

0 .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14475 C&F FINANCIAL CORPORATION This Proxy is solicited on behalf of the Board of Directors. The undersigned hereby appoints Larry G. Dillon, James H. Hudson III and Elis Olsson, jointly and severally, as proxies, with full power to act alone, and with full power of substitution to represent the undersigned, and to vote all shares of C&F Financial Corporation standing in the name of the undersigned as of the close of business on February 15, 2023, at the Annual Meeting of Shareholders to be held on Tuesday, April 18, 2023 at 3:30 p.m., at C&F Financial Corporation, 3600 LaGrange Parkway, Toano, Virginia, or any adjournment thereof, on each of the matters listed on the reverse side of this proxy card. This proxy, when properly executed, will be voted in the manner directed by the shareholder signing on the reverse side of this proxy card. If no direction is made, this proxy will be voted FOR all director nominees in Proposal 1 and FOR Proposals 2 and 3, and on any other matters, to the extent entitled, in the best judgment of the proxy agents. (Continued and to be signed on Reverse Side) 1.1